SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                               FORM SB-2
                         REGISTRATION STATEMENT
                                UNDER
                       THE SECURITIES ACT OF 1933

                          ----------------------
                              INFE.COM, INC.
             (Name of Small Business Issuer in its Charter)

     FLORIDA                       7331                      11-3144463
--------------------     ------------------------       -------------------
(State of Other             (Primary Standard              (IRS Employer
Jurisdiction of          Industrial Classification      Identification No.)
Incorporation or               Code Number)
Organization)

                  8000 Towers Crescent Drive, Suite 640
                             Vienna, VA 22182
                              (703) 734-5650
      (Address and telephone number of principal executive offices and principal place of business)


                            Mr. Thomas Richfield
                                 President
                               INFe.com, Inc.
                    8000 Towers Crescent Drive, Suite 640
                              Vienna, VA 22182
                               (703) 734-5650
         (Name, address and telephone number of agent for service)

                                Copies to:

Van Stillman, Esq.                              James G. Dodrill II, Esq.
Van Stillman, P.A.	                          			James G. Dodrill II, P.A.
1177 George Bush Blvd., Suite 308               428 Plaza Real, Suite 326
Delray Beach, FL 33483                          Boca Raton, FL 33432
(561) 330-9903		                             			(561) 394-5778

                           ----------------------

             Approximate date of proposed sale to the public:
          As soon as practicable after the effective date of this
                          Registration Statement.
                          ----------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (X)

     If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ( )

     If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ).

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ( ).


                    CALCULATION OF REGISTRATION FEE


                                               PROPOSED        PROPOSED
                                               MAXIMUM          MAXIMUM
                                               OFFERING        AGGREGATE        AMOUNT OF
TITLE OF EACH CLASS OF       AMOUNT TO BE      PRICE PER        OFFERING       REGISTRATION
SHARES TO BE REGISTERED      REGISTERED        SHARE(1)          PRICE             FEE
______________________       ------------      ---------      -----------      ------------

Common Stock,
$.0001 par value             5,000,000          $0.40          $2,000,000         $536.00
Common Stock,
$.0001 par value to
be sold by Selling
Shareholders                 2,550,100          $0.312        $795,631.20         $213.23
Common Stock to be
issued upon exercise
of A Warrants                1,000,000          $1.50          $1,500,000         $402.00
Common Stock to be
issued upon exercise
of B Warrants                1,000,000          $2.50          $2,500,000         $670.00
Common Stock
underlying Options
held by employees              60,000           $0.50            $30,000            $8.04
                             ---------                        -------------    ----------
TOTAL                        9,610,100                        $6,825,631.20    $1,829.27
----------------------


(1)    	Estimated solely for the purpose of calculating the
        registration fee pursuant to Rule 457. For Common Stock being sold by Selling Shareholders the estimate was based on our closing bid price on August 28, 2000, which was $0.312. We may offer the 5,000,000 shares along with our A Warrants and B Warrants in Units comprised of 5 shares of Common Stock, 1 A Warrant and 1 B Warrant although the Warrants would not be publicly tradeable.

            -------------------------------------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

                           PROPECTUS
          SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2000

                9,610,100 Shares of Common Stock
                        INFE.COM, INC.

   This prospectus covers a total of 9,610,100 shares of our common stock. Of this total: (a) 2,610,100 shares are being offered by selling shareholders, (b) 5,000,000 may be offered by us from time to time at prices and on terms to be determined by market conditions at the time we make the offer, (c) 1,000,000 may be issuable upon exercise of some or all of our A Warrants and (d) 1,000,000 may be issuable upon exercise of some or all of our B Warrants. We may sell our 5,000,000 shares along with A Warrants and B Warrants in Units comprised of 5 shares of Common Stock, 1 A Warrant and 1 B Warrant.

   The selling shareholders may sell their shares in one or more transactions in the over-the-counter market, on the OTC Bulletin Board or on any other exchange on which our common stock may be listed.
They may also sell in privately negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The selling shareholders may sell the shares to or through broker-dealers, and such broker-dealers may receive compensation from the selling shareholders and/or purchasers of the shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling shareholders and any participating broker-dealers may be deemed to be "underwriters" as defined in the Securities Act of 1933. We cannot estimate at the present time the amount of commissions or discounts, if any, which will be paid by the selling shareholders on account of their sales of the shares from time to time. We will indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act. See "Plan of Distribution."

   We will not receive any of the proceeds from the sale of stock sold by our selling shareholders. We intend to use the proceeds from the sale of any of the shares which we sell for our working capital and to make additional acquisitions and provide capitalization to expand our existing subsidiaries, however, there can be no assurance that we will sell all or any portion of those 5,000,000 shares or that any of the shares which would be issued upon exercise of the Warrants or Options will ever be issued. We will pay all expenses of registration incurred in connection with this offering.

   Our common stock is traded on the OTC Bulletin Board under the trading symbol "INFE". On August 28, 2000, the last sale price of the Common Stock as reported on the Bulletin Board was $0.312 per share.

                        ________________________

   You should carefully consider the Risk Factors beginning on page 5 of this prospectus.
                        _______________________

   You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.
                        _______________________

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


          The date of this Prospectus is September 14, 2000

                        TABLE OF CONTENTS

                                                             Page
                                                             ----
Additional Information                                         3
Prospectus Summary                                             4
The Offering                                                   6
Summary Financial Information                                  7
Risk Factors                                                   9
Price Range of Common Stock                                   18
Use of Proceeds                                               19
Determination of Offering Price                               19
Dividend Policy                                               19
Management's Discussion and Analysis of
  Financial Condition and Results of Operations               20
Business                                                      25
Management                                                    29
Principal Shareholders                                        33
Selling Shareholders                                          34
Certain Transactions                                          37
Description of Securities                                     38
Indemnification                                               40
Shares Eligible for Future Sale                               40
Plan of Distribution                                          41
Legal Matters                                                 42
Experts                                                       42
Where You Can Find More Information                           42
Index to Financial Statements                                 F-1

	As used in this prospectus, the terms "we," "us," "our," "the Company," and "INFE" mean Infe.com, Inc., a Florida corporation. The term "Selling Shareholders" means our shareholders who are offering to sell their shares of Infe common stock which are being registered through this prospectus. The term "Common Stock" means our common stock, par value $0.0001 per share and the term "Shares" means the 9,610,100 shares of Common Stock being offered through this Prospectus.

ADDITIONAL INFORMATION

     We have filed a Registration Statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This Prospectus, which is a part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Infe Com, Inc. and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D. C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates during regular business hours. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at 8000 Towers Crescent Drive, Suite 640, Vienna, Virginia 22182, Attention: Thomas Richfield, CEO.

     We file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we intend to make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.


             Special Note Regarding Forward-Looking Statements
             -------------------------------------------------

     This memorandum contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed. Important factors that could cause our actual results to differ materially from projections include, but are not limited to, those discussed in "Risk Factors" and "Business," as well as those discussed elsewhere in this memorandum. We are not obligated to revise or update these forward-looking statements to reflect new events or circumstances. See "Risks Associated With Forward Looking Statements."

                        PROSPECTUS SUMMARY

     Because this is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus. You should consider the information set forth under "Risk Factors" and our financial statements and accompanying notes that appear elsewhere in this prospectus.

General

INFe.com, Inc. (OTC-BB-INFE), headquartered in Northern Virginia, provides a one stop shop of core infrastructure services and access to potential merger partners and funding sources for emerging growth public and private companies, with a focus on technology. To provide these services, INFE has formed a group of regulatory, compliance, financial and management experts that are made available to its client companies. INFE receives equity ownership and consulting fees in exchange for its services. INFE has already accumulated over five million shares of common stock from current clients who are publicly traded companies.

     INFE utilizes its proprietary INFe-Structure? process, which includes capital formation, accounting, regulatory and compliance assistance, human resource management, technology consulting, and investor relations services. The INFe-Structure? process is designed to act as an ongoing growth accelerator, offering clients the opportunity to reach corporate milestones at a more rapid pace. Ongoing services are offered through four subsidiaries: INFe-Ventures, Inc., INFe-Technologies, Inc., INFe-Human Resources, Inc. and INFe-Relations, Inc.

     INFE also owns IT*CareerNET, a "click and mortar" information technology recruiting and staffing service, Placeum.com, an online technology recruiting service, and ClubComputer.com, an Internet-based business-to-consumer supplier of computer hardware and software products. INFE has also recently formed its own investment fund, INFE Angel Fund I LLC, which will function as a source of investment capital for its clients.

     Our principal office is located at 8000 Towers Crescent Drive, Suite 640, Vienna, Virginia 22182. (Telephone 703-734-5650, fax 703-734-9115). We also have offices in Boca Raton, Florida, Old Hickory, Tennessee and Colorado Springs, Colorado.

INFe-Ventures, Inc.

     The INFe-Ventures division was established to provide financial and business consulting services for our clients. The services we offer and are currently providing our clients include due diligence, capital sourcing, accounting guidance, mergers & acquisition, and strategic business planning for each client. Through our involvement with key structural elements of a company's success we attempt to maximize the potential for our clients and ourselves. In exchange for these services, we generally receive fees and equity in the form of stock and warrants.

INFe-Human Resources, Inc.

     INFe-Human Resources, Inc. was incorporated to allow us to provide human resource administrative management (PEO) services, executive compensation plans and staffing services to client companies. We expect our services will include establishing management teams, advisory boards, professional recruiting, serving as benefits provider and administrator, payroll processor and personnel manager for our clients. In the past, we have provided such services to a small number of clients on an outsourced basis, however our strategy is to grow this subsidiary by acquisition. We are currently in discussions and negotiations to acquire a number of PEO companies, and we are in the process of raising the funds necessary to complete these acquisitions.

INFe-Technologies, Inc.

     INFe-Technologies, Inc. was incorporated to allow us to provide technology due diligence and consulting services including web integration, web site design, systems administration and software projects therefore serving as a technology outsourcing resource to our clients. We also expect to be able to produce technology research reports for companies, industry analysts and the investment community. In the past these services have been provided on an outsourced basis and we are currently looking to acquire a profitable technology consulting firm. We are in the process of raising the funds necessary to complete such an acquisition.

INFe-Relations, Inc.

     INFe-Relations, Inc. was incorporated to allow us to provide investor and public relations services to our clients. As part of these services, we plan to operate a cable television program profiling emerging growth companies. It is our expectation that this programming, once launched, will be broadcast into millions of homes, video streamed to each client web site as well as archived on INFE's home page.

INFe Angel Fund I, LLC

     We have created an angel fund, INFE Angel Fund I, LLC, which we will manage, which will serve as an angel investor to INFE qualified clients. This $5 million fund, once funded, will provide convertible debenture based loans to our clients, to be used by our clients to pay legal and accounting fees, our management fees, and generally to accelerate the infrastructure formation process thereby positioning our clients for the next stage of their growth including secondary financings.

                        The Offering

Securities Offered                  9,610,100 shares of common stock.
                                    Of this amount, 2,610,100 shares
                                    are being offered by the Selling
                                    Shareholders; 5,000,000 of which
                                    are being offered by us on a "best
                                    efforts" basis from time to time at
                                    prices and on terms to be
                                    determined by market conditions at
                                    the time we make the offer;
                                    1,000,000 of which may be issuable
                                    upon exercise of our A Warrants and
                                    1,000,000 of which may be issuable
                                    upon exercise of our B Warrants.
                                    We may offer the 5,000,000 shares
                                    along with our A Warrants and B
                                    Warrants in Units comprised of 5
                                    shares of Common Stock, 1 A Warrant
                                    and 1 B Warrant although the
                                    Warrants would not be publicly
                                    tradeable. See "Description of
                                    Securities"

Common Stock Outstanding,
  before offering (1)               15,354,738
Common Stock Outstanding,
  after offering (2)                20,354,738

OTC Bulletin Board Market
  Symbol                            INFE

Use of Proceeds                     We intend to use the proceeds from
                                    the sale of any of the shares which we
                                    sell for our working capital and to
                                    make additional acquisitions and
                                    provide capitalization to expand our
                                    existing subsidiaries.  We will not
                                    receive any proceeds from the sale
                                    of Common Stock by our Selling
                                    Shareholders.  See "Use of Proceeds."

Dividend Policy                     We do not intend to pay dividends on
                                    our Common Stock.  We plan to retain
                                    any earnings for use in the operation
                                    of our business and to fund future
                                    growth.


   (1) As of August 15, 2000. Does not include shares of stock which may be sold in the company's presently ongoing Rule 506 Private Offering.
   (2) Does not take into account the potential issuance of the shares of stock underlying our A Warrants and B
           Warrants.

Risk Factors

     The securities offered hereby are highly speculative and very risky. Some of these risk factors follow. Before you buy, consider the following risk factors and the rest of this prospectus. Additionally, the risks described below are not the only ones we face. Additional risks and uncertainties not presently known to us, that we currently deem immaterial or that are similar to those faced by other companies in our industry or business in general, may also impair our business operations. This prospectus also contains forward looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. Please refer to "Risks Associated with Forward-looking Statements" on page 12.

     Investors should assume that, even if not specifically stated within this document, if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected.
In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                   Summary Financial Information

The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial condition and Results of Operations" section of this prospectus as well as with our Financial
Statements and the notes therewith.

                                                  Six Months Ended
                                                  ----------------
                                                                                    Nine Months   Twelve Months
                                       May 31,                                         Ended          Ended
                                        2000        May 31, 2000       May 31,        November     February 28,
                                       Actual       ProForma(1)         1999          30, 1999         1999
                                    -------------   ------------     ----------     -----------   -------------
Statement of Operations Data:
Revenue                             $     330,234   $    330,234     $  116,220     $   392,701   $     57,520
Gross Profit                              231,604   $    231,604           (610)        157,869         29,216
Net Loss                            $  (1,309,208)  $ (1,280,991)    $( 368,821)    $  (684,691)  $   (616,693)
                                    =============   ============     ==========     ===========   ============
Share Data
Net loss per share basic
   and diluted                      $       (0.13)  $      (0.12)    $    (0.05)    $     (0.09)  $      (0.09)
                                    =============   ============     ==========     ===========   ============
Weighted average number of common
  shares outstanding - basic and
  diluted                              10,454,449     10,459,440      7,429,430       7,767,629      6,727,763
                                    =============   ============     ==========     ===========   ============

Comprehensive Loss Data:
Other comprehensive loss            $    (148,750)  $   (148,750)    $        -     $         -   $          -
                                    =============   ============     ==========     ===========   ============


                                      As of
                                     May 31,        As of             As of
                                      2000       May 31, 2000       November 30
                                     Actual       ProForma(1)          1999
                                  ------------   ------------       -----------
Balance Sheet Data
Cash                              $          -   $          -       $    117,227
Total current assets                 2,174,237       2,174,237           200,107
Total assets                         3,884,415       2,877,664           293,391
Total current liabilities             612,462          612,462           226,408
Liability for stock to be issued    2,037,331            --0--           309,280
Capital lease                           1,921            1,921             3,978
Stockholders' Equity (Deficiency)   1,232,701        2,263,281          (246,275)



(1) Reflects adjustments made to purchase price of ClubComputer and assumed issuance of stock to be issued as of May 31, 2000.

                        RISK FACTORS

   The securities offered are highly speculative. You should purchase them only if you can afford to lose your entire investment in us. You should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus.

   Certain important factors may affect our actual results and could cause those results to differ significantly from any forward-looking statements made in this prospectus or otherwise made by us or on our behalf. For this purpose, any statements contained in this prospectus that are not statements of historical fact should be considered to be forward-looking statements. Words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negatives of those words, identify forward-looking statements. These statements appear in a number of places in this prospectus and include statements as to our intent, belief or expectations. These forward-looking statements are subject to the risks detailed below or elsewhere in this prospectus, or detailed from time to time in our filings with the Securities and Exchange Commission. See "Risks Associated With Forward Looking Statements" on page 12.

We have only a limited operating history with our current business model.

   We were incorporated in 1993, but our efforts in providing full infrastructure assistance to emerging growth companies dates back only to 1999. We therefore have only a limited operating history for you to evaluate our business. No independent market studies have been conducted concerning the extent to which clients or customers will request our products or services. You must consider the risks, expenses and uncertainties that an early stage company like ours faces. These risks include our ability to:

   *       Increase awareness of the INFE brand;
   *       Develop and expand our expertise in offering our services
   *       Develop and expand our content and services on our websites;
   * Attract a large audience to our website and create a robust database;
   * Attract advertisers from a variety of industries for our websites;
   *       Maintain our current and develop new strategic relationships;
   *       Respond effectively to competitive pressures.

     If we are unsuccessful in addressing these risks, our business, financial condition and results of operations will be materially and adversely affected.

We have a history of operating losses and limited funds.

    We have a history of operating losses although we expect this to change through the execution of our business plan. However, if our business plan is not fully executed as planned, we may continue to experience losses as we continue to invest in our core businesses. Our current financial resources are limited and will be utilized for execution and expansion of our business plan. Our ability to execute our business model will depend on our ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that such financing will be obtained. Nor can we give any assurance that we will generate substantial revenues or that our business operations will prove to be profitable. Our operations are subject to all of the risks inherent in the establishment of a new business, particularly one in the highly competitive industries in which we are offering services. Our likelihood of success must be considered in light of our limited financial resources and the problems, expenses, difficulties, complications and delays frequently encountered in connection with establishing a new business, including, without limitation, market acceptance of our services, regulatory requirements, unanticipated expenses and competition. We don't know if our business will be successful.

Our future results are unpredictable

     As a result of our limited operating history and the emerging nature of the markets in which we plan to compete, we are unable to forecast our revenues accurately. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside our control, including (A) demand for our products and services, (B) introduction or enhancement of products and services by us and our competitors, (C) market acceptance of any new products and services by us and our competitors, (D) price reductions by us or our competitors or changes in how products and services are priced, (E) the mix of products and services sold by us and our competitors, (F) costs of litigation, if any,
(G) population growth in the geographical areas covered by the franchise agreement(s), (H) our ability to attract, train and retain qualified personnel, (I) the amount and timing of operating costs and capital expenditures related to expansion of our business, operations and infrastructure, (J) governmental regulations, and (K) general economic conditions and economic conditions specifically related to the construction industry. It often is difficult to forecast the effect such factors, or any combination thereof, would have on our results of operations for any given fiscal quarter. There can be no assurance that we will
be able to achieve projected revenue levels.    Based on the
foregoing, we believe that our quarterly revenues, expenses and operating results could vary significantly in the future.

We will need additional financing for growth.

     The growth of our business will require investment on acquisitions, working capital and capital expenditures and related expenses for hardware, software, website development, marketing and other expenses. We may not be able to obtain additional capital or generate sufficient revenues to fund our operations. Our future capital requirements will depend upon a number of factors, many of which are not within our control, including trends or changes in our core services including management consulting, human resources, technology consulting and investor public relations. Our ability to sign clients could also be dependant upon general economic and public market conditions and competitive conditions. Our ability to grow and maximize revenues from our databases will be dependant upon market and competitive conditions. All of these factors can affect our ability to produce revenues and profits. Although we have recently signed agreements for additional capital, we are actively pursuing additional financing sources, and we may not be able to raise such capital.

We are dependent on key personnel and may have difficulty managing our growth.

     Our success will be dependent to a significant degree, upon the involvement of Thomas Richfield, our CEO and Chairman of the
Board of Directors.   It would be difficult for us to find an
adequate replacement for him.

     In addition, we will need to rapidly and significantly expand our operations, including hiring qualified personnel to address potential market opportunities. This growth will place a significant strain on our management. Our ability to manage growth effectively will depend on our ability to improve and expand our operations, including our financial and management information systems, and to recruit, train and manage additional marketing, sales, operations and administrative personnel. There can be no assurance that controls will be adequate to support our future operations, that management will be able to identify, hire, train, retain, motivate and manage required personnel or that management will be able to manage and exploit existing and potential market opportunities successfully. The competition for such persons is intense and there are no assurances that these individuals will be available to us. If we are unable to manage growth effectively or hire necessary personnel, our business could be materially damaged.

Your ownership will be diluted.

     The offering price per share is substantially in excess of the net tangible book value of our common stock. You will experience immediate and substantial dilution in the net tangible book value of your investment. In addition, the issuance of securities pursuant to our stock option plan or otherwise may also dilute your ownership interest. See "Dilution."

We must maintain and grow our itcareernet.com, placeum.com and clubcomputer.com brands.

     We must develop and strengthen our itcareernet.com, placeum.com and clubcomputer.com brands in order to establish a significant enough database and clientele base to sustain the businesses. For us to be successful in establishing our brands, consumers must perceive us as offering quality, cost-effective products, services and content. Our business could be materially adversely affected if our marketing efforts are not productive, or if we cannot increase our brand awareness.

Our quarterly financial results may fluctuate significantly.

     Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside our control. These factors include:

*       Our ability to sign clients and receive payment;
* The stock price liquidity of the stock and warrants we receive as compensation;
*       General economic and market conditions;
* Our ability to acquire and maintain profitable human resource companies, including the number of companies we can sign up, our ability to retain them as clients, and our ability to operate efficiently and profitably;
* Our ability to acquire and maintain profitable technology consulting companies including the number of companies we can sign up, our ability to retain them as clients, and our ability to operate efficiently and profitably;
* Our ability to establish and maintain a profitable investor public relations subsidiary;
* The amount and timing of capital expenditures and other costs related to the expansion of our operations;
* The introduction of new products or services by us or our competitors;
*       Pricing changes in the industry;
* New government regulations that affect business on the Internet, or in the employment or management consulting arenas;
*       General economic conditions.

     Due to all of these factors, our quarterly operating results may fall below market expectations. If this happens, the trading price of our common stock would likely decline, perhaps significantly.

We face intense internet competition.

     The market for internet services and products is relatively new, intensely competitive and rapidly changing. Since the internet's commercialization in the early 1990's, the number of websites on the internet competing for users' attention has proliferated with relatively low barriers to entry. We expect that competition will continue to intensify. We compete, directly and indirectly, for subscribers, consumers, content and service providers, advertisers, sponsors and acquisition candidates with the following categories of companies:

*       Online career recruiting, placement, and computer sales services;
* Offline recruiting and placement companies, especially those targeted to information technology (IT) personnel, many of which have already established web presences;
*       Online and offline companies that sell computer supplies;
* Public sector and non-profit websites that provide information without advertising or commercial sponsorships;

     We expect competition in our market to increase significantly as new companies enter the market and current competitors expand their product lines and services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including:

* Greater financial, technical and marketing resources that can be devoted to the development, promotion and sale of their services;
*       Relatively easy access to capital;
*       Longer operating histories;
*       Greater name recognition;
*       Larger subscriber bases; and
* Association or ownership by large entertainment, news or information corporations.

     To be competitive, we must use leading technologies, enhance our services and content, develop new technologies and respond to technological advances and emerging industry standards on a timely and cost-effective basis. We believe that there are many websites that provide much of the same substantive services that we provide on our website and others could easily develop such capabilities. There can be no assurances that we will be successful in using new technologies effectively or adapting our website to user requirements or emerging industry standards. Any pricing pressures, reduced margins or loss of market share resulting from our failure to compete effectively would materially adversely affect our business, financial condition and operating results.

We may be dependent on our ability to attract internet advertisers.

     We expect to generate revenues from the sale of advertising on our websites, however, we have not earned any significant advertising revenues to date. We may not be able to generate significant advertising revenues in the future. Our ability to generate advertising revenue will depend on, among other factors:

   * The amount of traffic on, and the number of subscribers to, our website; and
   * Our ability to achieve and demonstrate user and member demographic characteristics that are attractive to advertisers.

     Advertisers will want accurate measures of demographics of our subscriber base. We will need to demonstrate to advertisers the demographics of our users so that we can set advertising rates. We are unable to predict our revenues from advertising until we have data on our subscribers and their use of our website.

We may not be able to recognize reciprocal advertising agreements as revenue.

     We expect to derive a portion of our revenues from reciprocal advertising arrangements under which we will exchange advertising space on our website for advertising space on other websites. These will not generate cash flow and there can be no assurances that we will be able to recognize these arrangements as revenue.

Revenues derived from stock positions may not generate cash flows.

     We expect to derive a portion of our revenues from strategic joint venture or partnership agreements under which we have and expect to continue to receive stock, options and warrants in lieu of or in addition to cash. There is no guarantee that the stock we receive will have value or can be liquidated for cash by us in the time frame we would like.

Our business and growth will suffer if we are unable to hire and retain key personnel that are in high demand.

     We depend on the services of our senior management. Our growth and success is in good part dependent on our ability to hire highly qualified managerial, sales and operational personnel. These individuals are in high demand and we may not be able to attract the staff we need. In addition, the loss of the services of any of our senior management could have a material adverse effect on our business, financial condition and operating results.

Our joint ventures, acquisitions and alliances may strain our managerial, operational and financial resources and may be disruptive to our business.

     We have established alliances or joint ventures with complementary businesses for the utilization of technologies, services and products and intend to continue these efforts in the future; however, we may be unable to integrate or implement these joint ventures or alliances effectively. We are also in discussions and negotiations to complete a number of strategic business acquisitions. Difficulties in this process could disrupt our ongoing business, distract our management and employees, increase our expenses and otherwise adversely affect our business.

Financing for future joint ventures, acquisitions or alliances may not be available.

     We do not know if we will be able to identify any future joint ventures, acquisitions or alliances or if we will be able to successfully finance these transactions. To finance these transactions, it may be necessary for us to raise additional funds through public or private financings, which may not be available on acceptable terms, if at all. A failure to identify or finance future transactions may impair our growth.

We may not be able to compete effectively.

     There are a variety of companies that offer services equal to or competitive with the services that we offer. Competition for clients, customers, visitors, advertisers and electronic commerce partners is intense and is expected to increase significantly in the future. Increased competition could result in:

   *       Lower advertising rates;
   *       Price reductions and lower profit margins;
   *       Loss of visitors;
   *       Less members;
   *       Less clients;
   *       Reduced page views; or
   *       Loss of market share.

     In addition, our competitors may develop content, products or services that are better than ours or that achieve greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Any one of these factors could materially and adversely affect our business, financial condition and operating results.

We face potential liability claims from the offering of business, human resources, technology and investor relations services.

     We currently offer and intend to continue to offer business consulting services, human resource services, technology consulting services and investor relations services, both offline and online. We face the risk that claims may be made against us for losses or damages, perceived or real, which could adversely affect our business.

     Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business, financial condition and operating results.

Computer viruses may cause our systems to incur delays or interruptions and may adversely affect our business.

     Computer viruses may cause our systems to incur delays or other service interruptions. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system is highly publicized, our reputation could be materially damaged and our visitor traffic may decrease.

We will have to protect against internet security risks.

     Our activities may involve the storage and transmission of proprietary information such as credit card numbers and databases. Security breaches in our system could expose us to a risk of loss, litigation and possible liability. Our security measures may not prevent security breaches and the failure to prevent such security breaches may have a material adverse effect on our business, financial condition and operating results.

     In addition, we rely on third party companies for some of the Internet products and services we supply. We depend on the ability of these providers to continue to provide their services and to continually upgrade their offerings and pricing models in response to subscriber and consumer demand and evolving industry trends. The failure by these parties to so respond could result in subscriber and consumer dissatisfaction, could inhibit our ability to add subscribers and consumers and could dilute our brand name, each of which could have a material adverse effect on our business, financial condition and operating results.

We may experience system failures.

     We rely on third parties to provide portions of our network infrastructure such as hosting. Any significant interruptions in our services or an increase in response time could result in a loss of potential or existing strategic partners, advertisers and sponsors and, if sustained or repeated, could reduce the attractiveness of our website to them. Although we maintain insurance, we cannot guarantee that our insurance will be adequate to compensate for all losses that may occur or to provide for costs associated with business interruptions.

     We must be able to operate our website 24 hours a day, seven days a week, without interruption. To operate without interruption, we and our service providers must guard against:

   *       Damage from fire, power loss and other natural disasters;
   *       Communications failures;
   *       Software and hardware errors, failures or crashes;
   * Security breaches, computer viruses and similar disruptive problems; and
   *       Other potential interruptions.

Failure to adequately address any of these issues could materially adversely affect our business.

We could be subject to sales or other taxes.

     The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local levels and by certain foreign governments that could result in taxes being imposed on the sale of goods and services and certain other activities through the internet. A recently enacted law places a temporary moratorium on certain types of taxation on Internet commerce. We cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Any legislation that imposes a tax on Internet commerce could have a material adverse effect on our business, financial condition and operating results.

Our stock price may be volatile.

     The average daily trading volume for our common stock during the 90-day period ending July 31, 2000 was 37,991 shares. As a result of this and other factors, the price at which our common stock trades is highly volatile and may fluctuate substantially.

     The stock market experiences volatility that affects the market prices of equity securities of technology companies generally and internet-related companies in particular. This volatility includes rapid and significant increases in the trading prices of certain internet companies following public offerings to levels that do not bear any reasonable relationship to the operating performance of such companies. These fluctuations may materially Affect the trading price of our common stock. In the past, following periods of volatility in the market price for a company's securities, shareholders have often instituted securities class action litigation. Litigation could result in substantial costs and the diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to claims based on products and service sold on our channel or website.

     We have entered into arrangements to offer third-party products and services on our websites under which we are entitled to receive a share of revenues generated from these transactions. These arrangements may subject us to additional claims including product liability or personal injury from the products and services, even if we do not ourselves provide the products or services. These may require us to incur significant expenses in their defense or satisfaction. While our agreements with these parties often provide that we will be indemnified against such liabilities, such indemnification may not be adequate.

     Although we carry general liability insurance, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

Our present management has the voting power to control our affairs.

     As of the date of this prospectus, our officers and directors own approximately 11.90% of our outstanding common stock. Consequently, these individuals are in a position to greatly influence matters submitted for shareholder votes and to exercise control over our affairs generally.

Future sales of common stock could depress the price of our common stock.

     Future sales of substantial amounts of common stock pursuant to rule 144 under the securities act of 1933 or otherwise by certain shareholders could have a material adverse impact on the market price for the common stock at the time. There are presently 9,862,751 outstanding shares of our common stock beneficially held by management and other shareholders that are deemed "restricted securities" as defined by rule 144 under the securities act. Under certain circumstances, these shares may be sold without registration pursuant to the provisions of rule 144. In general, under rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of one (1%) percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by rule 144. In addition, rule 144 permits, under certain circumstances, the sale of restricted securities without any quantity limitations by a person who is not an affiliate of ours and has satisfied a two-year holding period. Any sales of shares by shareholders pursuant to rule 144 may have a depressive effect on the price of our common stock.

Authorization of preferred stock could affect the voting power of holders of our common stock.

     Our articles of incorporation authorize us to issue 20,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in our control.

We could be classified as a rule 40 investment bank

     We do not believe that we currently meet the requirements of an investment bank as specified in Rule 40 of the SEC. However, if the SEC rules that we do, this will require additional work and costs and could interfere with the structure of our agreements in our INFe-Ventures divisions.

Risks Associated with Forward-looking Statements

     This Prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to: (i) our ability to obtain a meaningful degree of consumer acceptance for our services now and in the future, (ii) our ability to market our services on a national basis at competitive prices now and in the future, (iii) our ability to develop brand-name recognition for our services now and in the future, (iv) our ability to develop and maintain an effective sales network, (v) our success in forecasting demand for our services now and in the future, (vi) our ability to maintain pricing and thereby maintain adequate profit margins, (vii) our ability to achieve adequate intellectual property protection and
(viii) our ability to obtain and retain sufficient capital for future operations.

     The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that we will market and provide services on a timely basis, that we will retain our customers, that there will be no material adverse competitive or technological change in conditions in our business, that demand for our services will significantly increase, that our President will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this Prospectus, there are a number of other risks inherent in our business and operations that could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of revenues and operating expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. See "Management's Discussion and Analysis" and "Business."

               PRICE RANGE OF COMMON STOCK

     Our common stock is traded on the OTC Bulletin Board under the symbol "INFE

     The following table sets forth the range of high and low sales prices for our common stock for each quarterly period indicated, as reported by the OTC Bulletin Board. Such quotations reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions:


                                       Common Stock
                                  ----------------------
Quarter Ended                      High            Low
-------------                     ------          ------

May 31, 2000                      $3.500          $0.563
February 28, 2000                  1.750           0.406

November 30, 1999                 $0.938          $0.313
August 31, 1999                    0.625           0.266
May 31, 1999                       1.500           0.375

February 28, 1999                 $0.844          $0.250
November 30, 1998                  1.453           0.281
August 31, 1998                    4.641           0.438
May 31, 1998                       4.125           0.094



As of August 15, 2000, the approximate number of record holders of our common stock was 1,817.

                       USE OF PROCEEDS


We will not receive any proceeds from the sale of securities being offered by our Selling Shareholders. We intend to use the proceeds from the sale of any of the 5,000,000 shares that we are able to sell for our working capital and to make additional acquisitions and provide capitalization to expand our existing subsidiaries, however, there can be no assurance that we will sell all or any portion of those 5,000,000 shares. If all of the 5,000,000 shares of Common Stock offered by us are purchased at $0.40, we will receive as much as $2,000,000.


     We expect to incur expenses of approximately $47,300 in connection with the registration of the shares.


               DETERMINATION OF OFFERING PRICE

     The price at which the shares may actually be sold will be determined by the market price of the common stock as of the date of sale. We may offer the shares at no more than a 25% discount to the closing bid price on the day prior to the sale. We may offer the Shares in Units comprised of: (a) five shares of stock,
(b) one A Warrant and (c) one B Warrant. In cases where we sell the Shares as part of a Unit, we anticipate that the price paid per Share will be at least equal to the closing bid price on the day prior to the sale. However, no assurance can be given that we will be able to sell the Shares at any price.


                      DIVIDEND POLICY

     It is our present policy not to pay cash dividends and to retain future earnings to support our growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                     RESULTS OF OPERATION

     The following is a discussion of our results of operations and our liquidity and capital resources. To the extent that such analysis contains statements that are not of a historical nature, such statements are forward-looking statements, which involve risks and uncertainties. See "Risks Associated With Forward Looking statements". The following should be read in conjunction with our Financial Statements and the related Notes included elsewhere in this Prospectus.

Results of Operations

Six Months Ended May 31, 2000 as Compared to Six Months Ended May
31, 1999

     Revenues for the six months ended May 31, 2000 increased $214,014, or 184%, to $330,234 from $116,220 for the six months ended May 31, 1999. The increase was largely attributable to an increase of $194,350 in revenues for management consulting services. We believe that our operating divisions will continue to develop revenues. We also expect to acquire a professional employer organization, "PEO", during this fiscal year to provide additional revenue sources. Any proposed acquisitions remain subject to customary closing conditions, including regulatory approval and target company stockholder approval. Therefore, as a result of both increased revenues by existing divisions, and revenues from new acquisitions, we expect to report future revenue growth.

     Cost of revenues decreased $18,200 or 16%, to $98,630 in the six months ended May 31, 2000 from $116,830 for the corresponding period in fiscal 1999. The cost of revenues decreased primarily as a result of our increased focus on improving margin percentages.

     Operating expenses increased $1,046,761, or 286%, to $1,412,884 for the six months ended May 31, 2000, from $366,123 for the period ended May 31, 1999. This increase in operating expenses is primarily a result of expanding the Company's management team in preparation for future growth. These expenses consist primarily of compensation, rent and professional services fees.

     Depreciation and amortization increased $49,632, to $53,841 for the six months ended May 31, 2000, from $4,209 for the period ended May 31, 1999. This increase is due to the amortization of the assets purchased from ClubComputer.com in the prior quarter.

     Realized loss on investments increased $14,998, to $14,998 for the six months ended May 31, 2000 from $0 for the period ended May 31, 1999. The increase in this account is due to the sale of certain marketable securities below the original cost.

     Unrealized loss on investments increased $39,495, to $39,495 for the six months ended May 31, 2000, from $0 for the period ended May 31, 1999. The increase in this account is due to a temporary decline, in our opinion, in the market value of certain marketable securities.

      Interest expense for the six months ended May 31, 2000 was $21,989, and $286 for the six months ended May 31, 1999. This increase is due primarily to interest costs associated with the purchase of ClubComputer.com.

Nine Months Ended November 30, 1999 as Compared to Year Ended
February 28, 1999.

     In January 1998, we began operations of IT*CareerNET.com as an Internet recruiting and IT staffing service. This operation generated all the revenues in the fiscal year ended February 28,

1999 and substantially all the revenues generated in the nine month period ended November 30, 1999. This division is expected to increase its revenues through both: (1) internal growth of the Internet recruiting business which generates revenues from search and placement fees paid by client companies, from planned career management fees from individual subscribers, and from affinity programs, and;(2) through acquisitions of IT staffing companies. Predicated upon obtaining the necessary financing and capital investments, we project revenues over the next twelve months to increase dramatically, primarily due to the acquisition based strategy of IT staffing companies and through significant planned investments made in staffing and enhancing our Internet based recruiting product and service--both of which are key assumptions used to project future years growth for this division.

     In September 1999, we began implementing our strategy to transition ourselves into an Internet infrastructure company by identifying three key business activities and structuring them into three operating divisions, INFe-Ventures, INFe-Technologies, and INFe- Human Resources.

     The INFe-Ventures division generated its first revenues in the last three months of the nine month period ended November 30, 1999. These revenues were generated through our corporate venture consulting services. This division is expected to grow substantially as its cadre of consulting financial professionals graduate from planned training programs and begin selling the Venture products and services to clients. As we have not yet offered the planned training programs and due to market fluctuations regarding investments in start-up technology companies, it is difficult to project the revenues expected from the INFe-Ventures Division.

     The INFe-Human Resources division has generated no revenue through the nine month period ended November 30, 1999, but is expected to generate its first revenue stream by the end of the first quarter ending February 28, 2000. The initial revenue streams are expected to be derived from a partnering program, which allows us to resell outsourced human resource services (professional employer organization, "PEO", services) to our client base, however, we do not expect to have a substantial revenue stream from these activities. We project the majority of the revenue growth in this division to come from acquisitions of PEO companies. The first of these planned PEO acquisitions are expected to take place during the next year.

     In addition to the three established divisions discussed above, we intend to establish a fourth division, INFe-
Technologies, at some time in the future. This division will serve as a technology/software analysis and development arm to us.

Net operating loss

     We have accumulated approximately $933,000 unused net operating loss carry-forwards as of November 30, 1999 which may be offset against taxable income in future years. The use of these losses to reduce income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carry- forwards. The carry-forwards will begin to expire in the year 2008 through the year 2019. No tax benefit has been recorded for the tax year ended February 28, 1999 and the nine months ended November 30, 1999. Certain tax returns have not been filed since February 28, 1995 and therefore net operating loss and contribution carry-forwards may not be available.

Liquidity and Capital Resources

Nine Months Ended November 30, 1999 as Compared to Year Ended
February 28, 1999.

To date, we have funded our growth and operations through sales of our stock pursuant to offerings in accordance with SEC
Regulation D, Rule 504, as well as Rule 506 offerings, through issuance of our stock in lieu of cash compensation, a small bank loan and limited sales activity.

For the nine months ended November 30, 1999, cash provided by financing activities was $311,799, as compared to $5,613 for the twelve months ended February 28, 1999. The cash provided by financing activities for the nine months ended November 30, 1999 came from the sale of our common stocks for a net cash proceeds of approximately $305,000, a bank line of credit of $45,000 and a loan of approximately $12,000 from our President. We used $50,000 of the proceeds to purchase a certificate of deposit. During the twelve months ended February 28, 1999, the cash provided by financing activities consisted of a small loan from our President.

During the nine months ended November 30, 1999, net cash provided by investing activities was $4,049, compared to $169,427 during the twelve months ended February 28, 1999. During the nine months ended November 30, 1999, we received payments of $25,000 from issuance of a note receivable. This amount was used to purchase property and equipment for approximately $10,620, and make small payments for security deposits, capital lease and software development costs. During the twelve months ended February 28, 1999, we received payments of $227,000 on a note receivable, we used approximately $6,000 to purchase property and equipment and we invested $51,681 in software development costs.

During the nine months ended November 30, 1999, cash used in operating activities was $198,621, compared to $175,040 during the twelve months ended February 28, 1999. The cash used during the nine months ended November 30, 1999 was attributable to net losses of $684,691, offset in part by stock issued in lieu of cash for professional services of approximately $479,532. During the twelve months ended February 28, 1999, the cash used was attributable to net losses of $616,693, partly offset by stock issued in lieu of cash for professional services of approximately $363,889.

Six Months Ended May 31, 2000 as Compared to Six Months Ended May
31, 1999

Net cash provided by financing activities was $608,503 for the six months ended May 31, 2000, compared to $35,776 during the six months ended May 31, 1999. During 2000, the cash provided by financing activities came from sale of our common stock for approximately $666,000 compared to $15,000 in 1999. During 1999, we borrowed $20,107 from our President and during 2000, we repaid him $40,266.

During 2000, net cash used in investing activities amounted to $195,056, compared to net cash provided by investing activities of $66,070 during 1998. During 1999, we purchased investments for $363,3000 and sold investments at $263,098. We also purchased property and equipment for $12,310, and issued a note receivable of $75,000. During 1999, most of the cash provided by investing activities came from issuance of a note receivable for $69,438.

Cash used in operating activities in 2000 was $530,674, compared to $105,932 in 1999. During 2000, the cash used in operating activities was due to net losses of $1,309,208 and to stock to be received in lieu of cash for services rendered of $514,038. These were offset mostly by stock issued and to be issued in lieu of cash for professional services rendered of approximately $829,616, depreciation and amortization of $53,841, and deferred revenue of $394,688. During 1999, the cash used in operating activities was due to net losses of $368,821, partly offset by stock to be issued in lieu of cash for professional services rendered of $234,072.

Accumulated Deficit and Management Plan

As of May 31, 2000, accumulated deficit amounted to $2,783,482. Operating losses for the six months ended May 31, 2000 was $1,309,208 compared to $368,821 during the six months ended May 31, 2000. Approximately $382,000 of the losses for the six months ended May 31, 2000 were due to non-recurring expenses in connection with issuance of our stock to various consultants which we no longer utilize. We also have deferred fees from certain of our clients since we have not yet received our shares from them. In addition, much of the public company common stock of our clients that we have received in fees is not yet available for sale. Some of the stock contains demand registration rights, some piggy-back registration, and in either case, all of the stock becomes available for sale after we have owned the stock for more than one year, as described in Rule 144 of the SEC code. We have valued this stock at a discount due to those restrictions. Once the stock becomes free trading, we may realize additional revenue if it increases in value and we decide to sell it.

We have formulated, and we are in the process of implementing a business plan intended to develop new and increased revenues and gross profit in all of our areas of operation. This plan includes the following:

   * Signing new clients for our INFe-Ventures, Inc. subsidiaries, including those for whom we do not have to defer our fees;
   * Completing the acquisition of a Professional Employer Organization for our human resources subsidiary, INFe-Human Resources, Inc;
   * Adding sales staff to our ITCareerNet.com and Placeum operations; and
   * Working on bringing additional financing into the company which will allow for a great sales effort and for making additional acquisitions for the human resources subsidiary.

We have commenced sales efforts for our ClubComputer.com operations and for our investor public relations services, including our core television program for our INFe-Relations, Inc. subsidiary.

Year 2000 Compliance

We did not experience any problems related to the year 2000 issues. We believe that our preparations were adequate and we do not anticipate any problems.

Inflation

     In the opinion of management, inflation will not have a material effect on the operations of the Company.

Recent Accounting Pronouncements

     SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting and displaying comprehensive income, its components and accumulated balances. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. We adopted these new accounting standards in 1998.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 137, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

     SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. A company may also implement the provisions of SFAS No. 133 as of the beginning of any fiscal quarter commencing June 16, 1998 and thereafter. SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). We have not entered into derivatives contracts to hedge existing risks or for speculative purposes. Accordingly, we do not expect the adoption of the new standard to affect our financial statements.

     In March 1998, the Accounting Standards Executive
Committee issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. SOP 98-1 was adopted by the Company on January 1, 1999 and did not have a material effect on the Company's financial position or results of operations.

                        BUSINESS

General

     INFe.com, Inc. (OTC-BB-INFE), was incorporated on February 1, 1993, is headquartered in Northern Virginia, and provides a one stop shop of core infrastructure services and access to potential merger partners and funding sources for emerging growth public and private companies, with a focus on technology. To provide these services, INFE has formed a group of regulatory, compliance, financial and management experts that are made available to its client companies. INFE receives equity ownership and consulting fees in exchange for its services. INFE has already accumulated over five million shares of common stock from current clients who are publicly traded companies.

     INFE utilizes its proprietary INFe-Structure? process, which includes capital formation, accounting, regulatory and compliance assistance, human resource management, technology consulting, and investor relations services. The INFe-Structure? process is designed to act as an ongoing growth accelerator, offering clients the opportunity to reach corporate milestones at a more rapid pace. Ongoing services are offered through four subsidiaries which we incorporated in March 2000: INFe-Ventures, Inc., INFe-Technologies, Inc., INFe-Human Resources, Inc. and INFe-Relations, Inc.

     INFE also owns IT*CareerNET, a "click and mortar" information technology recruiting and staffing service, Placeum.com, an online technology recruiting service, and ClubComputer.com, an Internet-based business-to-consumer supplier of computer hardware and software products. INFE has also recently formed its own investment fund, INFE Angel Fund I LLC, which, once funded, will function as a source of investment capital for its clients.

INFe-Ventures Division

     The INFe-Ventures division was established to provide financial and business consulting services for our clients. The services we offer and are currently providing our clients include due diligence, capital sourcing, accounting guidance, mergers & acquisition, and strategic business planning for each client. Our involvement with key structural elements of a company's success allows us to maximize the potential for our clients and ourselves. In turn for these services, we generally receive fees and equity in the form of stock and warrants. We currently have several companies, both private and public, under contract and have accumulated a portfolio of stock assets. It is our intention, as our portfolio of shares grows, to manage the portfolio to maximize value for ourselves and our shareholders.

INFe-Human Resources Division

INFe-Human Resources, Inc. was incorporated to allow us to provide human resource administrative management, which is also referred to as a professional employer organization (PEO), services, executive compensation plans and staffing services to client companies. We expect our services will include establishing management teams, advisory boards, professional recruiting, serving as benefits provider and administrator, payroll processor and personnel manager for our clients. In the past, we have provided such services to a small number of clients on an outsourced basis, however our strategy is to grow this subsidiary by acquisition. We are currently in discussions and negotiations to acquire a number of PEO companies, and this private placement is being made partially in order to raise funds to complete some of these acquisitions. Once these acquisitions are completed, we plan on operating IT*CareerNET.com as a subsidiary of this division.

INFe-Technologies Division

     INFe-Technologies, Inc. was incorporated to allow us to provide technology due diligence and consulting services including web integration, web site design, systems administration and software projects therefore serving as a technology outsourcing resource to our clients. We also expect to be able to produce technology research reports for companies, industry analysts and the investment community. In the past these services have been provided on an outsourced basis and we are currently looking for to acquire a profitable technology consulting firm, We are in the process of raising the funds necessary to complete an acquisition.

INFe-Relations Division

     INFe-Relations, Inc. was incorporated to allow us to provide investor and public relations services to our clients. As part of these services, we plan to operate a cable television program profiling emerging growth companies. It is our expectation that this programming, once launched, will be broadcast into millions of homes, video streamed to each client web site as well as archived on INFE's home page. We will also distribute our clients' information to INFE subscribing investors via a INFe-Relations web site that we will either purchase or develop. We have signed an agreement with BC Pictures, an Emmy Award winning production company, for the development and production of the programming.

INFE Angel Fund

     We have created an angel fund, INFE Angel Fund I, LLC, to be managed by INFE, which will serve as an angel investor to INFE qualified clients. This $5 million fund, once funded, will provide convertible debenture based loans to our clients, to be used by our clients to pay legal, accounting fees, our management fees, and generally to accelerate the infrastructure formation process thereby positioning our clients for the next stage of their growth including secondary financings.

The Market

     The new economy, spawned by the dominance of technology and the growth of the Internet, has created a proliferation of emerging technology companies which have revolutionized the way businesses operate. We have recognized that these trends have given rise to young emerging companies with strong technology or E-commerce offerings, but which often lack some combination of capital, professional management or other operating infrastructure needs. It is our plan to fill this gap by delivering a one stop shop for equity financing and key operating services. We believe we offer emerging companies an efficient and cost effective method to allow them to take full advantage of the new economy.

     With these economic factors shaping the technology marketplace of the future, emerging technology companies are all competing for the same investor dollars. Those that expected to go public are finding that Initial Public Offerings (IPO's) are no longer as attractive or easy as they were in the earlier growth period of the Internet. Companies looking for venture capital are finding the competition fierce and the cost of money severe. This has created a tremendous opportunity for us to identify potential emerging growth winners and assist them, building capital and infrastructure or merging them into existing public or private companies.

     We generally focus on emerging technology public and private companies that are considered micro-cap in size (a market capitalization of under $100 million) with sound business concepts and/or technology, but lacking one or more of the key elements for growth and success. By focusing on this market, INFE avoids competing with the large merger and acquisition firms, investment bankers and venture capitalists that are not attracted to this marketplace. Comprising this market are many OTC

Bulletin Board companies that have been involved in reverse mergers only to find they require assistance to meet SEC compliance requirements, raise capital, or manage the human resource challenges of growth. With the Securities and Exchange Commission mandating that OTC Bulletin Board companies become fully reporting or lose their NASDAQ listing, there is a need for these companies to quickly and accurately meet SEC compliance requirements. Lack of full compliance with regulatory bodies will most often stand in the way of a company's ability to raise capital. Lack of capital or weak management will prevent a company from growing and succeeding in the competitive marketplace. With INFE providing the professional experts and trading services for equity, INFE can greatly accelerate the compliance and funding process at an affordable cost to the client.

Competition

     The markets for all of our products and services are highly competitive. Furthermore, we expect the markets for our products and services to become increasingly more competitive as more companies enter them and offer competition in price, support, additional value added services, and quality, among other factors.

     A number of companies currently offer competitive products in our target markets. Our INFe-Ventures subsidiary's primary competitors include both public and private companies engaged in venture capital financing activities such as NASDAQ-CMGI and NASDAQ-ICGE as well as the recent growth in venture capital/investment operations arms of technology companies such as AT&T, Lucent, Microsoft and EMC among many others. In addition to having more experience and established track records, the vast majority of these competitors have larger pools of both investment capital and skilled employees than we do.

     Our INFe-Human Resources subsidiary operates in a very fragmented market of PEOs with no large dominant market leaders. The larger PEOs, which are better capitalized than we are, include Administaff (partially owned by American Express), Employee Solutions and Vincam Solutions of ADP. In addition to the relatively large universe of small PEOs, we also compete against traditional well-capitalized providers of payroll and human resource services such as ADP, Paychex and Ceridian as well as accounting software companies that offer out-sourced payroll services, such as Quick Books, and traditional in-house payroll operations.

     Our IT*CareerNET.com subsidiary faces significant competition from traditional IT recruiting firms, which have or are currently developing web-based operations as well as a significant number of newer, primarily web-based, recruiters such as CareerBuilder.com, HotJobs.com, ComputerJobs.com, and many others. On the IT staffing side, IT*CareerNET.com faces competition from a large number of small technical staffing firms as well as larger firms such as Analysts International, Compuware, Computer Horizons and the Big Five consulting arms. The majority of IT*CareerNET.com's competitors are better capitalized and have greater market recognition.

     Our INFe-Technologies subsidiary will face significant competition from the wide variety of technology consulting and development companies that exist. These include both small local or regional companies as well as nationally known website and e-commerce development companies such as Razorfish and companies run by the large consulting and accounting firms.

     Our INFe-Relations subsidiary will face competition from other Investor Relations and Public Relations firms, as well as a small number of producers of television programs that profile emerging companies. This is a fragmented marketplace with no dominant player.

Litigation

     As of the date of the prospectus, there is only one pending legal proceeding against or involving our company. On August 25, 2000 we were served with a lawsuit captioned Venture Consultants, LLC et al. v Dennis Tracz, et al. We are named as a defendant in the lawsuit, which was filed in the Circuit Court for Baltimore City, Maryland. The lawsuit was filed by some of the shareholders of ClubComputer.com, Inc. and concerns our purchase of Clubcomputer.com's assets in April 2000. The plaintiffs objected to the sale of asset and sought monetary damages from some defendants, but not from us, as well as other relief. We were named in one count, alleging we knowingly participated in the misappropriation of a corporate opportunity by Harold Mohn, Clubcomputer.com's CFO. The plaintiffs have requested the court to declare that we knowingly participated in this alleged misappropriation and that the assets should be sold to a third party in exchange for stock. Plaintiffs also request the court declare that we acquired its stock in the third party purchaser as a constructive trustee for the benefit of Clubcomputer.com.
We deny the allegations in the complaint, will defend our interests in court and believe that we will prevail.

Employees

     As of the date of this prospectus we have thirteen full-time employees. In addition, we utilize a varying number of independent contractors and one part time employee.

Description of Property

     We lease approximately 1700 square feet of general office space at 8000 Towers Crescent Drive, Suite 640, Vienna Virginia 22182 used as our principal executive offices. The lease has a one year term that commenced on November 1, 1999 and that terminates on October 31, 2000 and provides for initial monthly rents of $4,634 and monthly increases of 3% if the term is extended. The space houses 4 employees.

     We lease approximately 250 square feet of general office space at 1200 North Federal Highway, Suite 200, Boca Raton Florida, 33432 which are used as general business offices . The lease has a term of six months that commenced on April 1, 2000 and that terminates on September 30, 2000 and provides for an initial monthly rent of $1,800.00 which includes payment for secretarial and other office administrative expenses and increases 7% for each six month renewal term should the parties agree to extend the lease. The space houses one employee and one consultant.

     We lease approximately 1,200 square feet of general office space at 1415 Robinson Road, Old Hickory, TN 37138 which are used as general business offices. The lease is on a month to month basis commencing in March 2000 at a cost of $750 per month. The space houses 4 employees.

     We lease approximately 250 square feet of general office space at 2 N. Cascade, Suite 1100, Colorado Springs, CO 80903 which are used as general business offices. The lease had an initial term of approximately three months that commenced on February 9, 2000 and that terminated on April 30, 2000 and provided for an initial monthly rent of $175.00. The lease is now renewed on a month to month basis with the rent being $177.00. The space houses 1 employee.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     Not applicable

                           MANAGEMENT

Directors and Executive Officers

Our directors, executive officers and key employees are as follows:

                                                                         Director
Name                    Age     Position                                  Since
----                    ---     --------                                 --------

Thomas M. Richfield    	59     	Chairman of the Board, President
                                And Chief Executive Officer                1995
Gus Mechalas            65      Executive Vice President, Chief
                                Technology Officer and Director            1995
James Feeney            61      Director                                   2000
Harold Mohn             37      Chief Financial Officer                      -
David N. Webster II     38      Corporate Legal Counsel                      -
Adam Taylor             47      Executive Vice President and Chief
                                Operating Officer                            -
Eric R. Majors          30      Vice President, INFe-Technologies, Inc.      -
Jeffrey Richfield       36      Vice President, Sales, INFe-Relations, Inc.  -



     Each of our directors holds his position until the next annual meeting of shareholders or until his successor is duly elected and qualified.

     Thomas M. Richfield - Chairman of the Board, President & CEO. Mr. Richfield, 59, has over twenty-five years experience in corporate business management, personnel and technical services, including merger and acquisition, initial public offerings (IPO), reverse mergers, funding and capital formation. Prior to entering the Personnel Services Industries, Mr. Richfield was employed by the IBM and Hewlett Packard Corporations. His early experience was in computer systems development, sales and marketing. Mr. Richfield attended the University of Delaware where he studied business and finance and later attended the Philadelphia
Institute of Technology where he graduated with a major in Electronics Engineering.

     In February of 1995, Mr. Thomas Richfield, became president of a Delaware company, America's Best Careers, Incorporated. The company employed a CFO, to whom Mr. Richfield had delegated all accounting matters. The company ceased doing business in 1996. The state of Delaware, after conducting an investigation of the facts and circumstances of the company's failure to file proper unemployment tax reports, contacted Mr. Richfield, as the statutory person required to report and cause the company to pay any taxes due. Mr. Richfield, accepted responsibility for the failure to file the proper returns and agreed to not only pay the past due taxes, but agreed to enter a plea to a criminal violation as a result of America's Best Careers,
Incorporated's violations.   At the time of the entry of the plea, Mr.
Richfield paid $27,885.00 and became entitled to receive a pardon.

     Gus Mechalas - Executive Vice President, Chief Technology Officer
& Director. 	  Mr. Mechalas, 65, has over sixteen years of
management and technical recruiting experience in the computer industry. Prior to joining The Company he was founder of Acropolis Services, now ASAP Solutions, Inc., a software development company, which produced the Company's current
Resumes/ASAP search and retrieval product. Earlier, he was employed by Unisys Corporation where he was responsible for developing an HMO system for the health care industry. He has served in various management and sales positions including
Comserv, as Vice President of Marketing, and Philco-Ford as
Eastern regional Sales Manager of their Computer Services Network
Division. Mr. Mechalas resides in the suburbs of Philadelphia.

     James Feeney - Director.   Mr. Feeney, 61, is the founder of The
Feeney Group and Vice Chairman of Trone Advertising with offices in Greensboro, NC and New York City. He had been the President and Chief Executive Officer of the agency since 1996. Mr.
Feeney's career accomplishments include being the lead member of the teams at advertising agencies which launched MCI, Winstar, LCI and PSINet. He was President of the 125 year old Wall Street agency AFGL where he worked with some of the world's largest investment banks. He has over 35 years of experience with some of the country's most celebrated agencies. He began his career as a writer and has been in senior management positions for the past
20 years. Mr. Feeney, a native New Yorker, has 3 sons and lives with his wife in the Connecticut River Valley.

    Harold Mohn - Chief Financial Officer.   Mr. Mohn, 37, serves as
the Chief Financial Officer of INFE and joined the Company in March 2000 He has over fifteen years of experience in the accounting, tax and audit in the public accounting fields. He has also owned and operated a small accounting and tax practice. Mr. Mohn was a co-founder of ClubComputer.com, a recent acquisition of INFE. At ClubComputer.com he served as Chief Financial Officer and director of operations.

     David N. Webster II - Corporate Legal Counsel.    Mr. Webster,
38, has over eight years experience in corporate, real estate and litigation. Mr. Webster graduated from the College of William and Mary at Williamsburg, Virginia in 1985 and received his J.D.
from the Columbus School of Law, Catholic University, Washington,
D.C. in 1989.

     Adam Taylor - Executive Vice President, Chief Operating Officer. Mr. Taylor, 47, joined the company in May 2000. Prior to joining the Company, Mr. Taylor was the Executive Vice President and
Chief Operating Officer of 5th Avenue Channel Corp from January
1999 through March 2000. Previously, Mr. Taylor was President of Taylor/Fox Enterprises, LLC, a marketing company based in California, President of Goldman/Taylor Entertainment Inc., a television development and production company, and President and Chief Executive Officer of Caswell-Massey Co. Ltd., the oldest chemists and perfumers in the United States.

     Eric R. Majors - Vice President, INFe-Technologies, Inc.   Mr.
Majors serves as the head of INFe.com's technical services and consulting group. Prior to joining INFe.com, Mr. Majors was employed as a Senior Design Engineer by MCI WorldCom and is based in Colorado Springs, Colorado. Mr. Majors received his Bachelors Degree in Electrical Engineering from the University of Colorado with a minor in Computer Science. As an engineer, Mr. Majors has extensive experience in computer chip design, software development and Internet based technologies. Mr. Majors is also a Registered Financial Advisor and as such serves as an individual and corporate consultant in the field of financial investments, fund management, offshore and international investments and financial trading models. Mr. Majors is the son of Thomas Richfield, our President and CEO.

     Jeffrey Richfield - Vice President Sales, INFe-Relations, Inc. Mr. Richfield is an expert in telemarketing having served as founder and president of Data Supply International for the six years prior to joining INFE. Data Supply International provided telemarketing services and business to business sales of computer products. At INFE, Mr. Richfield identifies client opportunities and pre-screens potential clients for the company. Mr. Richfield operates from the Nashville, TN office. Mr. Richfield is the son of Thomas Richfield, our President and CEO.

Directors' Remuneration

     Our directors are presently not compensated for serving on the board of directors.

Executive Compensation

Employment Agreements

     We have entered into employment agreements with certain of our key executive as follows:

     Tom Richfield, President and Chief Executive Officer, entered into an agreement effective January 1, 2000 through January 1, 2003, with year to year extensions. The agreement provides for an annual salary of $200,000 and stock options as follows: 3,000,000 options at an exercise price of $0.4688, equal to the closing price of the Company's common stock on the date of grant which was June 30, 2000. 1,000,000 options vest on June 30, 2000, 1,000,000 options vest on June 30, 2001 and 1,000,000 options vest on June 30, 2002. The agreement also provides for Mr. Richfield to receive a quarterly bonus with a formula based on the market capitalization of the company, and for participation in all benefits offered executives of the Company, such as health, vacations, holiday and other fringe benefits.

     Gus Mechalas, Executive Vice President, Chief Technology Officer & member of the Board of Directors, entered into an agreement effective January 1, 2000 through January 1, 2003, with year to year extensions. The agreement provides for an annual salary of $85,000 and stock options as follows: 250,000 options at an exercise price of $0.4688, equal to the closing price of the Company's common stock on the date of grant which was June 30, 2000. Such options vest immediately. The agreement also provides for participation in all benefits offered executives of the Company, such as health, vacations, holiday and other fringe benefits.

     Harold Mohn, Chief Financial Officer, entered into an agreement effective March 3, 2000 through March 3, 2001, with year to year extensions. The agreement provides for an annual salary of $100,000. The agreement also provides for participation in all benefits offered executives of the Company, such as health, vacations, holiday and other fringe benefits.

     Dave Webster, Corporate Legal Counsel, entered into an agreement effective December 15, 1999 through December 15, 2000, with year to year extensions. The agreement provides for an annual salary of $55,000. The agreement also provides for stock options as follows: 25,000 options at an exercise price of $0.4688, equal to the closing price of the Company's common stock on the date of grant which was June 30, 2000. Such options vest immediately.

     Adam Taylor, Executive Vice President and Chief Operating Officer, entered into an agreement effective June 5, 2000 through June 5, 2001 with year to year extensions. The agreement calls for an annual salary of $150,000. The agreement granted Mr. Taylor a signing bonus of 100,000 shares of INFE common stock, and 100,000 stock options at fair market value as of the close of business on June 5, 2000. The agreement also grants Mr. Taylor incentive compensation based on fees paid by clients of INFE for which Mr. Taylor is responsible. The agreement also grants participation in all benefits offered executives of the Company, such as health, vacations, holiday and other fringe benefits.

     Eric Majors, 30, Vice President, INFe-Technologies, Inc., entered into an agreement effective January 24, 2000 through January 24, 2001 with year to year extensions. The agreement calls for an annual salary of $72,000 and stock options as follows: 100,000 options at an exercise price of $0.10 which were granted on June 30, 2000. Such options vest immediately. The agreement also grants participation in all benefits offered executives of the Company, such as health, vacations, holiday and other fringe benefits.

Summary Compensation Table

     The following table sets forth the total compensation paid to or accrued for the six months ended May 31, 2000 and 1999, for the nine months ended November 30, 1999 and for the twelve months ended February 28, 1999 to our Chief Executive Officer. No other executive officer's salary exceeded $100,000 during such period.

Annual Compensation
                                                                               Other      Restricted    Securities
    Name and                                                                  Annual         Stock      Underlying
Principal Position                       Period          Salary     Bonus   Compensation     Awards       Options
------------------                   --------------      ------     -----   ------------  ----------    ----------
Tom Richfield, CEO and President     6 Months Ended
                                     5/31/2000              0         0          0        $218,813 (1)
                                     9 Months Ended
                                     11/30/1999             0         0          0        $114,897
                                     12 Months Ended
                                     2/28/1999              0         0          0        $140,910


(1) Represents 125,000 shares valued at $100,000 in lieu of salary and 205,615 restricted shares valued at $118,813 in lieu of bonus.

Stock Option Grants

We have issued grants of stock options in the amounts below to the following employees:

                      Number of
                       Options     Grant Date     Per Share     Vesting Schedule
                      ---------    ----------     ---------     ----------------

Thomas Richfield      3,000,000    June 30,2000    .4685        (1)
Gus Mechalas            250,000    June 30, 2000   .4685        Fully vested
Adam Taylor             100,000    June 5, 2000    .5625        1/12 per month
Eric Majors             100,000    June 30, 2000   .10          Fully vested
Dave Webster             25,000    June 30,2000    .4685        Fully vested


All of the options which we have issued have a five year term.
Except for the options granted to Mr. Majors, the exercise price equaled the closing price of our common stock on the date of grant.

(1)  1,000,000 options vested on June 30, 2000, 1,000,000 options vest on June 30, 2001 and 1,000,000 options vest on June 30, 2002.

                   PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding beneficial ownership of our common stock as of August 15, 2000, and as adjusted to reflect the sale of all five million shares being offered (1), by (i) those shareholders known to be the beneficial owners of more than five percent of the voting power of our outstanding capital stock, (ii) each director, and (iii) all executive officers and directors as a group:



                                         Number of       Percent
Name of                                   Shares         Before       Percent
Beneficial Owner                         Owned(2)       Offering    After Offering
----------------                         ---------      --------    --------------
William R. Derosa Trust
  dated January 19, 1989                 2,000,000       13.03%          9.83%

Alliance Investment Management Ltd.      2,714,640       14.16%         10.68%

Thomas Richfield                         2,405,615(3)    14.71%         11.27%

Gus Mechalas                               590,000(4)      *              *

All Directors and Officers as a
  Group (3 Persons)                      3,119,433(5)    18.74%         14.41%
____________________________

* Less than 1%

(1)     Does not take into account the possible exercise of the
        warrants being offered.
(2)	    Based on 15,354,738 (actual) and 20,354,738 (pro forma)
        shares outstanding as of August 15, 2000.  For purposes of calculating each person's beneficial ownership, amount and percentage, each person's options that are exercisable within
        60 days of August 15, 2000 are included and are deemed
        outstanding and are added to the 13,354,738 and the 20,354,738 shares, respectively. The 15,354,738 shares currently
        outstanding do not include shares of stock which may be sold in the Company's presently ongoing Rule 506 Private Placement.
(3)    	Includes 1,000,000 options to purchase shares of common stock at $0.4685 per share.
(4)	    Includes 250,000 options to purchase shares of common stock at $0.4685 per share.
(5)	    Includes options to purchase shares of common stock as
        follows:  Thomas Richfield, 1,000,000 shares at $0.4685 per share; Gus Mechalas, 250,000 shares at $0.4685 per share and
        Adam Taylor, 41,667 shares at $0.5625 per share.



                     SELLING SHAREHOLDERS

The following table sets forth certain information with respect to the ownership of our common stock by selling shareholders as of August 15, 2000. Unless otherwise indicated, none of the selling shareholders has or had position, office or other material relationship with us within the past three years.



                               Ownership of Shares of      Number of     Ownership of Shares of
                               Common Stock Prior to        Shares         Common Stock After
                                      Offering              Offered            Offering(1)
                                      --------             ---------           -----------
Selling Shareholder            Shares        Percentage      Hereby      Shares      Percentage
-------------------            ------        ----------      ------      ------      ----------
Joe C. Pilgrim TTEE
Apria Investments
Defined Benefit Pension Plan     15,000(2)      *              15,000          0          *
Doug Babcock                     30,000(3)      *              30,000          0          *
Scott R. Bittl                   20,000(2)      *              20,000          0          *
Thomas M. Bruce                  12,000(2)      *              12,000          0          *
Kevin Cable                      30,000(3)      *              30,000          0          *
John Curry & Lisa Curry JTWROS   65,470(4)      *              50,000     15,470          *
Lee E. Davis II                   5,000(2)      *               5,000          0          *
Garrick Der                      10,000(2)      *              10,000          0          *
Mary A. Eubanks                  10,000(2)      *              10,000          0          *
Donald J. Hall, Jr.               4,000(2)      *               4,000          0          *
J. Hoyt Hayes, Jr.               30,000(2)      *              30,000          0          *
Richard W. Hoyt                  10,000(2)      *              10,000          0          *
Rick Hunts                       10,000(2)      *              10,000          0          *
Chad M. Kammerer                 20,000(2)      *              20,000          0          *
Philip W. Kilgore                10,000(2)      *              10,000          0          *
E. Howard King, Jr.              15,000(2)      *              15,000          0          *
Michael Kovalchik                10,000(2)      *              10,000          0          *
Robert K. McConnell &
  Barbara McConnell JTWROS       20,000(2)      *              20,000          0          *
Dean A. Mitchell                 10,000(2)      *              10,000          0          *
Harold S. Mohn, Sr. (5)          20,000(2)      *              20,000          0          *
Gerald J. Napolitano             10,000(2)      *              10,000          0          *
Gerard A. Napolitano             25,000(2)      *              25,000          0          *
Jeffrey A. Neal                  10,000(2)      *              10,000          0          *
Nellysford.com, LLC              10,000(2)      *              10,000          0          *
Larry T. Shaffer, Jr.            15,000(2)      *              15,000          0          *
Ronnie Stanfill                  30,000(2)      *              30,000          0          *
Kory Swekla                      10,000(2)      *              10,000          0          *
Crews Turner Construction
Profit Sharing Plan
FBO William P. Turner            10,000(2)      *              10,000          0          *
S. Greg Waughn                    5,000(2)      *               5,000          0          *
Gary R. Wood                     10,000(2)      *              10,000          0          *
David M. Zani                     5,000(2)      *               5,000          0          *
Richard Cooper                   76,190(6)      *              76,190          0          *
Charles Riviere                  76,190(6)      *              76,190          0          *
Charles Dunn                     47,620(6)      *              47,620          0          *
Ronald J. Everett               120,000(7)      *             120,000          0          *
Steven Hursey                    30,000(8)      *              30,000          0          *
Carl Shade & Sharon
  Fitzsimmons JTWROS            154,100(9)      *             154,100          0          *




William R. Derosa Family
  Trust                      2,000,000(10)    13.03%        1,000,000  1,000,000         6.51%
Archer Systems Limited Inc.    300,000(11)      *             300,000          0          *
Marathon Consulting
  Corporation                   50,000(12)      *              50,000          0          *
Richard Sullivan               300,000(13)      *             250,000     50,000          *
Madden Consulting               25,000(14)      *              25,000          0          *
Robert Marks Co Inc            125,000(15)      *             125,000          0          *
National Financial
  Communications Corp.         125,000(15)      *             125,000          0          *
IBF Consulting LTD             200,000(16)      *             200,000          0          *
_______________________

* Indicates less than 1%

1)  Assumes that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering.  Because the selling shareholders may sell all, some or none of their shares or may acquire or dispose of
    other shares of common stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of
    common stock that each shareholder will own upon completion of this offering.
2)  Represents shares issued in connection with a private offering at a price of $1.00 per share
3)  All shares are issuable to the selling shareholder upon the exercise of options to purchase Common Stock at a price of
    $0.50 per share.
4)  The shares being offered were issued in connection with a private offering at a price of $1.00 per share.
5)  Mr. Mohn is our Chief Financial Officer.
6)  Represents shares issued in connection with a private offering at a price of $0.25 per share.
7)  Represents 100,000 issued in connection with a private
    offering at a price of $0.25 per shares, and 20,000 issued for services valued at $7,250.
8)  Represents shares issued in connection with a private offering at a price of $0.50 per share.
9)  Of the shares being offered, 100,000 were issued in connection with a private offering at a price of $0.25 per share, and
    54,100 were issued for services rendered valued at $29,544
10) Represents shares issued in connection with a private
    offering at a price of $0.50 per share.
11) Represents shares issued in exchange for 4,307,692 shares of another public company valued at $336,000.
12) Represents shares issued for services rendered valued at
    $90,738.
13) Represents shares issued for services rendered valued at
    $113,422.
14) Represents shares issued for services rendered valued at
    $22,015
15) Represents shares issued for services rendered valued at
    $110,081
16) Represent shares issued in exchange for 200,000 of another company valued at $239,020



                     CERTAIN TRANSACTIONS

Loans to the Company

     From time to time, our President has loaned us money to fund current operations. At May 31, 2000, November 30, 1999, and
February 28, 1999, we were indebted to our President for $1,350, $41,616 and $29,817, respectively.

Subsequent to May 31, 2000, our President loaned us an additional
$175,000.

Sale of Subsidiary

     On December 31, 1997, we sold our investment in a subsidiary to a related party for $260,000 in exchange for a note receivable. We received interest at a rate of 7.67% per annum compounded semiannually on the note. At November 30, 1999 and February 28, 1999, the balance of the note receivable was $0 and $25,000, respectively.

Compensation in the Form of Common Stock

     To date, our President has been compensated for services through the issuance of our common stock. For the six months ended May 31, 2000, he was granted 125,000 shares of our common stock valued at $100,000. In addition, as of May 31, 2000, we were liable to our President for bonus amounts representing an additional 205,615 shares of restricted, Rule 144 common stock, valued at $118,813. This amount is included in the liability for stock to be issued in the May 31, 2000 balance sheet.

     For the periods ended November 30, 1999 and February 28,
1999 our President was compensated through the issuance of 200,000 and 1,000,000 shares of restricted, Rule 144 common stock, respectively. Those shares were valued at $140,810 and $114,897, and are included in operating expenses on the statement of operations for the periods ended November 30, 1999 and February 28, 1999, respectively.





                DESCRIPTION OF SECURITIES

General

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share, and 20,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, 15,354,7381 shares of common stock and no shares of preferred stock were outstanding. The transfer agent for our common stock is Computer Share Investor Services, 12039 West Alameda Parkway, Suite Z-2, Lakewood Colorado 80228.

Common Stock

     We are authorized to issue 100,000,000 shares of our common stock, $.0001 par value, of which 15,354,7381 shares are issued and outstanding as of the date of this prospectus. The issued and outstanding shares of common stock are fully paid and non-assessable. Except as provided by law or our certificate of incorporation with respect to voting by class or series, holders of common stock are entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

     Subject to any prior rights to receive dividends to which the holders of shares of any series of the preferred stock may be entitled, the holders of shares of common stock will be entitled to receive dividends, if and when declared payable from time to time by the board of directors, from funds legally available for payment of dividends. Upon our liquidation or dissolution, holders of shares of common stock will be entitled to share proportionally in all assets available for distribution to such holders.

Preferred Stock

     The board of directors has the authority, without further action by our shareholders, to issue up to 20,000,000 shares of preferred stock, par value $.0001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. No shares of preferred stock are currently issued and outstanding. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change of our control.

Warrants

     We presently have two series of Warrants that we are attempting to sell as part of a Unit. The Unit is comprised of five shares of Common Stock, one "A Warrant" and one "B Warrant"
(collectively, the A Warrants and B Warrants are referred to as the "Warrants").

     Each A Warrant entitles the holder thereof to purchase one share of Common Stock at a price per share of $1.50 until September 1, 2003. Each unexercised A Warrant is redeemable by us at a redemption price of $0.05 per A Warrant at any time, upon 30 days written notice to holders thereof, if the average closing bid price of our Common Stock equals or exceeds $2.00 per share for a period of 10 consecutive trading days ending on the day prior to the date of notice of redemption.




     Each B Warrant entitles the holder thereof to purchase one share of Common Stock at a price per share of $2.50 until September 1, 2003. Each unexercised B Warrant is redeemable by us at a redemption price of $0.05 per B Warrant at any time, upon 30 days written notice to holders thereof, if the average closing bid price of our Common Stock equals or exceeds $3.00 per share for a period of 10 consecutive trading days ending on the day prior to the date of notice of redemption.

     Pursuant to applicable federal and state securities laws, in the event a current prospectus is not available, the Warrant holders may be precluded from exercising the Warrants and we would be precluded from redeeming the Warrants. There can be no assurance that we will not be prevented by financial or other considerations from maintaining a current prospectus. Any
Warrant holder who does not exercise prior to the redemption date, as set forth in our notice of redemption, will forfeit the right to purchase the Common Stock underlying the Warrants, and after the redemption date or upon conclusion of the exercise period, any outstanding Warrants will become void and be of no further force or effect, unless extended by our Board of Directors.

     The number of shares of Common Stock that may be purchased with either the A Warrants or the B Warrants is subject to adjustment upon the occurrence of certain events, including a dividend distribution to our shareholders or a subdivision, combination or reclassification or our outstanding shares of Common Stock. The warrants do no confer upon holders any voting or any other rights as our shareholders.

     We may at any time, and from time to time, extend the exercise period of the Warrants, provided that written notice of such extension is given to the Warrant holders prior to the expiration date then in effect. Also, we may reduce the exercise price of the Warrants for limited periods or through the end of the exercise period if deemed appropriate by the Board of Directors. Any extension of the term and/or reduction of the exercise price of the Warrants will be subject to compliance with Rule 13e-4 under the Exchange Act including the filing of a
Schedule 14E-4. Notice of any extension of the exercise period and/or reduction of the exercise price will be given to the Warrant holders. We do not presently contemplate any extension of the exercise period or any reduction in the exercise price of the Warrants. The Warrants are also subject to price adjustment upon the occurrence of certain events including subdivisions or combinations of our Common Stock.

Certain Anti-Takeover Effects

     Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated
Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and our Articles of Incorporation also authorize us to indemnify our directors, officers, employees and agents.

     Additionally, the authority possessed by the Board of Directors to issue preferred stock could potentially be used to discourage attempts by others to obtain control of us through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Board of Directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. Except as described above, there are no agreements or understandings for the issuance of preferred stock and the Board of Directors has no intention to issue additional series of preferred stock as of the date of this prospectus.




                     INDEMNIFICATION

     Article 11 of the Company's Amended and Restated Articles of Incorporation provides that the Company shall indemnify its officers and directors to the fullest extent permitted by law.

     The Company's Bylaws and the Florida Business Corporation
Act provide for indemnification of directors and officers against certain liabilities. Pursuant to the Company's Bylaws, officers and directors of the Company are indemnified, to the fullest extent available under Florida law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was an officer, director, employee or agent of the Company. The Company may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.


                SHARES ELIGIBLE FOR FUTURE SALE

     Of the 15,354,7381 shares currently outstanding, 1,827,766 shares are owned by our affiliates, as the term is defined under the Securities Act. Absent registration under the Securities
Act, such as the shares being offered by selling shareholders herein, the sale of these shares is subject to Rule 144. Under
Rule 144, if certain conditions are satisfied, a person
(including any of our affiliates) who has beneficially owned restricted shares of common stock for at least one year is entitled to sell within any three-month period a number of shares up to the greater of 1% of the total number of outstanding shares of common stock, or if the common stock is quoted on the OTC
Bulletin Board, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of us for at least three months immediately preceding the sale, and who has beneficially owned the shares of common stock for at least two years, is entitled to sell the shares under Rule 144 without regard to any of the volume limitations described above.

     No prediction can be made as to the effect, if any, that sales of shares or the availability of shares for sale as described above will have on the market prices of the common stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities. See "Risk
Factors-Future sales of common stock could depress the price of our common stock."



                      PLAN OF DISTRIBUTION

     Of the common stock offered by this prospectus we are offering
7,000,000 shares (5,000,000 shares being sold directly and 2,000,000 shares which would be issuable upon the exercise of Warrants) and 2,610,100 shares are being offered by the Selling
Shareholders (60,000 of which would be issuable upon the exercise of options).

     We are conducting the sale of Common Stock we are offering on a self-underwritten basis by our officers, directors and employees. This means that we do not have an underwriter and that we will sell the shares directly to investors. The entire purchase price is payable in full upon subscription. We may discount the shares. Officers, directors and employees who sell shares will receive no commissions in connection with the sale of the shares offered hereby.

     The offering period will continue for 180 days from the effective date of this Prospectus unless we extend it for an additional 180 day period.

     The offering price for purposes of calculating the filing fee is set at $0.40 per share, which is at a 28% premium from the closing bid price on August 28, 2000. The price at which the shares may actually be sold will be determined by the market price of the common stock as of the date of sale. We may offer the shares at no more than a 25% discount to the closing bid price on the day prior to the sale. Accordingly, the final offering price of the shares cannot be determined as of today's date.

     The Selling Shareholders may sell or distribute their Common
Stock from time to time themselves, or by donees or transferees of, or other successors in interests to, the selling shareholders, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire such common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following:

     *    Ordinary brokers' transactions;

     * Transactions involving cross or block trades or otherwise on the OTC Bulletin Board;

     * Purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

     * "at the market" to or through market makers or into an existing market for the common stock;

     * in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     *    in privately negotiated transactions; or

     *    any combination of the foregoing.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.




     Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

     Neither us nor any selling shareholder can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. At a time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling shareholders and any other required information.

     We will pay all of the expenses incident to the registration, offering and sale of the shares to the public, estimated to be approximately $47,300, but will not pay commissions and discounts, if any, of underwriters, broker-dealers or agents, or counsel fees or other expenses of the selling shareholders. We have also agreed to indemnify the selling shareholders and related persons against specified liabilities, including liabilities under the Securities Act.

     We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.
Regulation M also prohibits any bids or purchases make in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby in this prospectus.

                       LEGAL MATTERS

     The Law Office of L. Van Stillman, P.A. of Delray Beach,
Florida will give an opinion for us regarding the validity of the common stock offered in this prospectus.

                         EXPERTS

     Hoffman, Fitzgerald and Snyder, PC, formerly Hoffman,
Morrison and Fitzgerald, PC, independent certified public accountants, have audited our financial statements at November
30, 1999 and February 28, 1999 and for the nine months ended
November 30, 1999 and the year ended February 28, 1999 as set forth in their report. We have included our financial statements in the registration statement, in reliance on Hoffman, Morrison and Fitzgerald's report given on its authority as expert in accounting and auditing.

            WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission in connection with this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the Rules and Regulations of the Securities and Exchange
Commission. Whenever reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

     We also file annual, quarterly and current reports and other information with the Securities and Exchange Commission.
You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549.
Please call the Securities and Exchange Commission at 1-800-SEC-
0330 for further information on the public reference rooms.  Our
Securities and Exchange Commission filings are also available to the public from the SEC's website at http://www.sec.gov.





               INDEX TO FINANCIAL STATEMENTS

                                                        Page
                                                        ----
Six Months Ended May 31, 2000 (Unaudited):
  Balance Sheet as of May 31, 2000                     	F-2
  Statements of Operations for the Six Months
    Ended May 31, 2000 and 1999                         F-3
  Statements of Cash Flows for the Six Months
    Ended May 31, 2000 and 1999                         F-4
  Notes to Financial Statements                         F-5

Nine Months Ended November 30, 1999 And
Year Ended February 28, 1999:
  Independent Auditors' Report                          F-9
  Balance Sheets as of November 30, 1999 and
    February 28, 1999                                   F-10
  Statements of Operations for the Nine Months
    Ended November 30, 1999 and the Year
    Ended February 28, 1999                             F-11
  Statements of Changes in Stockholders' Equity
    (Deficit) for the Nine Months Ended
    November 30, 1999 and the Year Ended
    February 28, 1999                                   F-12
  Statements of Cash Flows for the Nine Months
    Ended November 30, 1999 and the Year
    Ended February 28, 1999                             F-13
  Notes to Financial Statements                        	F-14






INFE.COM, INC.
BALANCE SHEET
(UNAUDITED)
__________________

                                                 MAY 31, 2000
                                                 ____________
ASSETS
CURRENT ASSETS:
  Cash                                           $          -
  Certificate of deposit - restricted                  50,000
  Trade accounts receivable, net                      132,528
  Investments                                         195,977
  Stock and warrants receivable                       489,038
  Note receivable                                      50,000
  Accrued interest receivable                           1,608
  Prepaid expenses                                  1,255,086
                                                 ------------
     Total current assets                           2,174,237

PROPERTY AND EQUIPMENT, net                            30,706

OTHER ASSETS:
  Software development costs, net                      99,655
  Intangible assets, net                            1,568,789
  Deposits                                             11,028
                                                 ------------
     Total other assets                             1,679,472
                                                 ------------
                                                 $  3,884,415
                                                 ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Line of credit - bank                          $     45,000
  Capital lease obligation                              4,102
  Accounts payable and accrued expenses               167,322
  Deferred revenue                                    394,688
  Loan payable - shareholder                            1,350
                                                 ------------
     Total current liabilities                        612,462

OTHER LIABILITIES:
  Capital lease obligation                              1,921
  Liability for stock to be issued                  2,037,331
                                                 ------------
     Total other liabilities                        2,039,252
                                                 ------------
        TOTAL LIABILITIES                           2,651,714

COMMITMENTS AND CONTINGENCIES                               -

STOCKHOLDERS'  EQUITY:
  Common stock, $.0001 par value;
    100,000,000 shares authorized;
    12,165,681 shares issued & outstanding              1,217
  Additional paid-in capital                        4,180,947
  Accumulated deficit                              (2,783,482)
  Treasury stock, at cost                             (17,231)
  Accumulated other comprehensive loss               (148,750)
                                                 ------------
     Total stockholders' equity                     1,232,701
                                                 ------------
                                                 $  3,884,415
                                                 ============



The accompanying notes are an integral part of these financial statements.





INFE.COM, INC.
STATMENTS OF OPERATIONS
(UNAUDITED)
_______________________


                                        For the Six Months Ended
                                        ------------------------
                                    May 31, 2000          May 31, 1999
                                    ------------          ------------
REVENUE:
  IT Staffing                       $    135,884          $    116,220
  Management consulting fees             194,350                  -
                                    ------------          ------------
     Total revenue                       330,234               116,220

COST OF REVENUES                          98,630               116,830
                                    ------------          ------------
  Gross profit                           231,604                  (610)

OPERATING EXPENSES                     1,412,884               366,123
                                    ------------          ------------

  Loss from operations                (1,181,280)             (366,733)

OTHER (INCOME) EXPENSES:
  Depreciation and amortization           53,841                 4,209
  Realized loss on investments            14,998                  -
  Unrealized holding losses
    on investments                        39,495                  -
  Interest income                         (2,395)               (2,407)
  Interest expense                        21,989                   286
                                    ------------          ------------
    Total other (income) expenses        127,928                 2,088
                                    ------------          ------------

NET LOSS                              (1,309,208)             (368,821)
                                    ============          ============

Net loss per common share (basic)          (0.13)               (0.05)
                                    ============          ============
Weighted average number of
  common shares outstanding           10,454,449            7,429,430
                                    ============          ============

Net loss per common share (diluted)        (0.13)                (0.05)
                                    ============          ============

Weighted average number of
   common shares outstanding        $ 10,454,449          $  7,429,430
                                    ============          ============


The accompanying notes are an integral part of these financial statements.

INFE.COM, INC.
STATMENTS OF CASH FLOWS
(UNAUDITED)
_______________________


                                                     For the Six Months Ended
                                                     ------------------------
                                                 May 31, 2000          May 31, 1999
                                                 ------------          ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                       $ (1,309,208)         $   (368,821)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
  Depreciation and amortization                        53,841                 4,209
  Unrealized holding losses on investments             39,495                  -
  Stock issued in lieu of cash for
    professional services                             710,800               234,072
  Stock to be issued in lieu of cash for
    professional services                             118,813                  -
  Stock to be issued in lieu of interest               19,156                  -
  Stock to be received in lieu of cash for
    services rendered                                (514,038)                 -
  Changes in assets and liabilities
    affecting operations:
      Trade accounts receivable, net                  (94,648)              (31,875)
      Accrued interest receivable                      (1,608)                 -
      Prepaid expenses                                 (5,084)                 -
      Deferred costs                                   25,000                  -
      Accounts payable and accrued expenses            32,119                56,483
      Deferred revenue                                394,688                  -
                                                 ------------          ------------
        Net cash used in operating activities        (530,674)             (105,932)
                                                 ------------          ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investments                            (363,300)                 -
  Proceeds from the sale of investments               263,098                  -
  Purchase of property and equipment                  (12,310)               (1,408)
  Payments received from (issuance of)
    note receivable                                   (75,000)               69,438
  Payments of capital lease obligation                 (2,544)               (1,918)
  Investment in software development costs               -                      (42)
  Deposit paid to investee                             (5,000)                 -
                                                 ------------          ------------
        Net cash provided by (used in)
          investing activities                       (195,056)               66,070
                                                 ------------          ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of note payable                 -                      669
  Proceeds from (repayments of) loans from
    shareholder, net                                  (40,266)               20,107
  Proceeds received for stock to be issued            606,000                  -
  Net proceeds from issuance of common stock           60,000                15,000
  Payments for treasury stock                         (17,231)                 -
                                                 ------------          ------------
         Net cash provided by financing
           activities                                 608,503                35,776
                                                 ------------          ------------
NET CHANGE IN CASH                                   (117,227)               (4,086)

CASH, BEGINNING OF PERIOD                             117,227                 4,086
                                                 ------------          ------------
CASH, END OF PERIOD                              $       -             $       -
                                                 ============          =============
SUPPLEMENTAL DISCLOSURE:
  Interest paid during period                    $     23,597          $         286
                                                 ============          =============

NON-CASH INVESTING AND FINANCING ACTIVITIES:

  Financed acquisition of equipment              $       -             $      11,576
                                                 ============          =============
  Stock received in satisfaction of trade
    account receivable and note receivable       $     45,000          $        -
                                                 ============          =============
  Purchase of intangible assets through
    issuance of stock and liability for
    stock to be issued                           $  1,613,612          $        -
                                                 ============          =============
  Purchase of internal use software
    through issuance of stock                    $     64,813          $        -
                                                 ============          =============
  Stock issued as a reduction of the
    liability for stock to be issued             $    309,280          $        -
                                                 ============          =============
  Stock issued in exchange for investments       $    239,020          $        -
                                                 ============          =============
  Stock issued and to be issued for
    services to be received                      $  1,250,002          $        -
                                                 ============          =============



The accompanying notes are an integral part of these financial statements.

INFE.COM, INC.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
MAY 31, 2000
-----------------------------------------


A.   BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310 (b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended May 31, 2000 and 1999 are not necessarily indicative of the results that may be expected for the year ended November 30, 2000. For further information, refer to the financial statements and footnotes thereto included in the Company's Form 10-SB/A filed on January 25, 2000.

B.   ORGANIZATION

     INFe.com, Inc. was incorporated in the State of Florida on February 1, 1993, under the name of Infocall Communications Corporation. In March 2000, the Company changed its name from Infocall Communications Corporation to INFe.com, Inc. The Company is engaged in the operations of providing various management consulting and human resources services to emerging growth companies.

C.   SEGMENT INFORMATION

     The Company's reportable operating segments include IT staffing, management consulting and ClubComputer.com. The IT staffing operating segment provides human resources and staffing services; the management consulting operating segment provides financial and management consulting services to emerging growth companies; and the ClubComputer.com operating segment is an on-line computer retailer.

     The Company does not allocate operating expenses to these segments, nor does it allocate specific assets to segments other than ClubComputer.com, which is disclosed below.
Therefore, segment information reported includes only revenues, cost of revenues, gross margin and assets allocated to ClubComputer.com

     Operating segment data for the six months periods ended May
31, 2000 and 1999 was as follows:

INFE.COM, INC.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
MAY 31, 2000
-----------------------------------------


D.  SEGMENT INFORMATION (continued)

                               IT          Management     ClubCom-
                             Staffing      Consulting     puter.com         Total
                             --------      ----------     ---------      ----------
Six months ended May 31,
  2000:
    Revenues                 $  135,884    $  194,350     $    -         $   330,234
    Cost of revenues            (98,630)         -             -            (98,630)
                             ----------    ----------     ---------      ----------
      Gross margin           $   37,254    $  194,350     $    -         $  231,604
                             ==========    ==========     =========      ==========
    Intangible assets as
      of May 31, 2000        $     -       $     -        $1,568,789     $1,568,789
                             ==========    ==========     =========      ==========
Six months ended May 31,
  1999:
    Revenues                 $  116,220    $     -        $    -         $  116,220
    Cost of revenues           (116,830)                       -               -                                       (116,830)
                             ----------    ----------     ---------      ----------
      Gross margin           $     (610)   $     -        $    -         $     (610)
                             ==========    ==========     =========      ==========
    Intangible assets as
      of May 31, 1999        $     -       $     -        $    -         $     -
                             ==========    ==========     =========      ==========


D.  INVESTMENTS

    In accordance with SFAS No. 115, Accounting for Certain Debt and Equity Securities, securities are classified into three categories: held-to-maturity, available-for-sale and trading. Investments consist of trading and available-for-sale securities. As a result, the securities are carried at fair value. In April 2000, the Company acquired 200,000 shares of Xpedian.com in exchange for 200,000 shares of the Company's stock for a total investment of approximately $239,000. The investment in Xpedian.com is classified as available-for-sale securities. As of May 31, 2000, the Company's investment in Xpedian.com was valued at approximately $90,000, and accordingly the Company recorded a $148,000 unrecognized loss as a component of other comprehensive income.


E.  REVENUE RECOGNITION

    The Company earns revenue from IT Staffing fees and management consulting fees, both of which are recognized as the services are rendered, generally over the life of an agreement.

    The Company periodically receives equity instruments and warrants from companies for which it performs services, in addition to the cash paid for such services. Primarily all of the equity instruments are in public companies, with extremely limited trading activity. Equity instruments and warrants for which there is not a readily available market value, are valued based on factors such as significant equity financing by sophisticated, unrelated new investors, a history of cash flow from operations, and other pertinent factors. Management also considers recent offers to purchase a portfolio of the Company's securities and the filings of registration statements in connection other offerings

INFE.COM, INC.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
MAY 31, 2000
-----------------------------------------


E.  REVENUE RECOGNITION (continued)

of the company's securities.  During the six months ending
May 31, 2000, the Company recognized revenue associated with the stock and warrants received or to be received in the amount of $194,000.


F.  NOTE RECEIVABLE

    The Company has an unsecured convertible subordinated debenture dated May 2000 in the original amount of $50,000 with interest payable quarterly at an interest rate of 9% per annum, maturing in one year from the date of the note. The debenture is convertible at any time at the holder's option into shares of the borrowing company's corporate stock.


G.  LIABILITY FOR STOCK TO BE ISSUED

    The amount due of $2,037,000 at May 31, 2000 represents stock to be issued to individuals from which the Company has received payment, stock to be issued to individuals for services rendered during the period, as well as stock to be issued in conjunction with the acquisition described in Note I.


H.  COMPREHENSIVE INCOME (LOSS)

    The components of comprehensive income (loss) are as follows:

                                            Six months
                                           ended May 31,
                                           -------------
                                       2000            1999
                                       ----            ----

    Net loss                       $(1,309,208)    $  (368,821)
    Unrealized loss on available
     for-sale securities              (148,750)          -
                                   -----------     -----------
                                   $(1,457,958)    $  (368,821)
                                   ===========     ===========

I.  ACQUISITION

    Effective April 10, 2000, the Company acquired the intangible assets of ClubComputer.com, Inc. in exchange for consideration consisting of (1) 250,000 shares of the Company's restricted common stock at closing, and (2) seven equal installments of $250,000 in the Company's restricted common stock every three months from the date of closing. The acquisition was accounted for as a purchase. Under the purchase method of accounting, the purchase price of approximately $1.6 million has been assigned to intangible assets acquired based on estimated fair values at April 10, 2000, the date of acquisition. The intangible assets are being amortized over a three year period.

    As of May 31, 2000, 250,000 restricted shares had been issued to ClubComputer, with the fair value of the remaining shares, discounted for present value, included in the liability for stock to be issued (see Note G).

INFE.COM, INC.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
MAY 31, 2000
-----------------------------------------


J.  RELATED PARTY TRANSACTIONS

    The President of the Company has loaned the Company money to fund current operations. At May 31, 2000, the Company was indebted to the President for $1,350.

    The President of the Company was compensated for services to be rendered during the year ending November 30, 2000 by the granting of 250,000 shares of the Company's common stock. The unearned portion of this compensation has been included in prepaid expenses. In addition, as of May 31, 2000, the Company was liable to the President for bonus amounts representing an additional 205,615 shares of restricted stock; this amount is included in the liability for stock to be issued.


K.  NET LOSS PER COMMON SHARE

    As required by SFAS No. 128, the following is a reconciliation of the basic and diluted EPS calculations for the periods presented:

                        May 31, 2000
                        ------------
                                         Six Months       Six Months
                                           Ended            Ended
                                        May 31, 2000     May 31, 1999
                                        ------------     ------------

Net loss (numerator)                    $ (1,309,208)    $   (368,821)
Weighted average share (denominator)      10,454,449        7,429,430
Basic net loss per share                $       (.13)    $       (.05)
Dilutive shares (denominator)             10,454,449        7,429,430
Diluted net loss per share              $       (.13)    $       (.05)


    As required by the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 98, the above calculation of EPS is based on SFAS No. 128, Earnings Per Share. Thus,
1,130,000 purchase warrants granted as of May 31, 2000 are not included in the calculation of diluted EPS as their inclusion would be anti-dilutive. No purchase warrants were granted during the six months ended May 31, 1999. In addition, the Company is liable to issue 968,000 shares of common stock related to cash received and services rendered for the six months ended May 31, 2000.

L.  SUBSEQUENT EVENT

    On August 9, 2000, the Company signed an addendum to the Agreement for Sales of Assets of ClubComputer.com, Inc. The addendum provides for a single and final payment of 800,000 shares after receipt of which the Company will have completely extinguished its debt to the Seller.

    The 800,000 shares were issued to ClubComputer, and valued at $277,550, resulting in an adjustment of approximately
$1,035,000. The value originally assigned to intangible assets was modified accordingly.

INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
   INFOCALL COMMUNICATIONS CORP.
   Vienna, Virginia

We have audited the accompanying balance sheets of INFOCALL COMMUNICATIONS CORP. (the Company) as of November 30, 1999 and February 28, 1999, and the related statements of operations, changes in stockholders' equity and cash flows for the nine months ended November 30, 1999 and for the year ended February 28, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of INFOCALL COMMUNICATIONS CORP. as of November 30, 1999 and February 28, 1999 and the results of its operations and its cash flows for the nine months ended November 30, 1999 and the year ended February 28, 1999 in conformity with generally accepted accounting principles.




Hoffman, Morrison and Fitzgerald, PC
McLean, Virginia
December 3, 1999, except Note G and O
which is as of December 23, 1999

INFOCALL COMMUNICATION CORP.
BALANCE SHEETS
--------------------------------------------------------

                                                 November 30,       February 28,
                                                     1999              1999
                                                -------------       ------------

ASSETS

CURRENT ASSETS:
   Cash                                         $    117,227        $     -
   Certificate of deposit - restricted                50,000              -
   Trade accounts receivable, net                     32,880              19,200
   Note receivable                                      -                 25,000
                                                ------------        ------------
       Total current assets                          200,107              44,200

PROPERTY AND EQUIPMENT, net                           24,246              23,075

OTHER ASSETS:
   Software development costs                         38,010              51,681
   Deferred costs                                     25,000                -
   Deposits                                            6,028                -
                                                ------------        ------------
       Total other assets                             69,038              51,681
                                                ------------        ------------
                                                $    293,391        $    118,956
                                                ============        ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Line of credit - bank                        $     45,000        $       -
   Note payable                                       12,245              12,245
   Capital lease obligation                            4,589               4,050
   Accounts payable                                  122,958             102,189
   Loan payable - shareholder                         41,616              29,817
                                                ------------        ------------
      Total current liabilities                      226,408             148,301      0

OTHER LIABILITIES:
   Capital lease obligation                            3,978               7,491
   Liability for stock to be issued                  309,280                -
                                                ------------        ------------
      Total other liabilities                        313,258               7,491

        TOTAL LIABILITIES                            539,666             155,792

COMMITMENTS AND CONTINGENCIES                           -                   -

STOCKHOLDERS'  DEFICIT:
   Common stock, $.0001 par value;
     20,000,000 shares authorized
     8,536,930 and 7,421,930 shares issued
     and outstanding at November 30, 1999 and
     February 28, 1999, respectively                     854                 742
   Additional paid-in capital                      1,227,145             752,005
                                                ------------        ------------
   Accumulated deficit                            (1,474,274)           (789,583)
                                                ------------        ------------
        Total stockholders' deficit                 (246,275)            (36,836)
                                                ------------        ------------
                                                $    293,391        $    118,956
                                                ============        ============


The accompanying notes are an integral part of these financial statements.

INFOCALL COMMUNICATONS CORP.
STATEMENTS OF OPERATIONS

----------------------------

                                                           For the Nine          For the Twelve
                                                           Months Ended           Months Ended
                                                        November 30, 1999       February 28, 1999
                                                        -----------------       -----------------

REVENUE                                                 $        392,701        $         57,520

COST OF REVENUES                                                 234,832                  28,304
                                                        ----------------        ----------------
  Gross profit                                                   157,869                  29,216

OPERATING EXPENSES                                               829,380                 641,044
                                                        ----------------        ----------------
  Loss from operations                                         (671,511)                (611,828)

OTHER (INCOME) EXPENSES:
  Bad debts                                                       2,000                    7,060
  Depreciation and amortization                                   9,449                    6,855
  Interest income                                                  -                      (9,627)
  Interest expense                                                1,731                      577
                                                        ---------------         ----------------
     Total other (income) expenses                               13,180                    4,865
                                                        ---------------         ----------------
NET LOSS                                                $      (684,691)        $       (616,693)
                                                        ===============         ================

Net loss per common share (basic)                       $         (0.09)        $          (0.09)
                                                        ===============         ================
Weighted average number of common shares outstanding          7,767,629                6,727,763
                                                        ===============         ================
Net loss per common share (diluted)                     $         (0.09)        $         (0.09)
                                                        ===============         ===============
Weighted average number of common shares outstanding          7,767,629               6,727,763
                                                        ===============         ===============



The accompanying notes are an integral part of these financial statements.

INFOCALL COMMUNICATIONS CORP.
STAAEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

------------------------------------------------------

                                                                                                        Total
                                        Common Stock             Additional         Accumulated      Stockholders'
                                    Shares       Amount        Paid-In Capital        Deficit       Equity (Deficit)
                                  ---------    -----------     ---------------    --------------    ----------------

BALANCE, FEBRUARY 28, 1998        5,801,930    $       580     $       388,278    $    (172,890)    $       215,968

Stock issuances in lieu of cash
 for compensation                 1,620,000            162             363,727                0             363,889

Net loss                                  0              0                   0         (616,693)           (616,693)
                                  ---------    -----------     ---------------    -------------     ---------------

BALANCE, FEBRUARY 28, 1999        7,421,930    $       742     $       752,005    $    (789,583)    $       (36,836)
                                  ---------    -----------     ---------------    -------------     ---------------

Stock issuances                     130,000             13              39,987                0              40,000

Stock issuances in lieu of cash
 for compensation                   985,000             99             435,153                0             435,252

Net loss                                  0              0                   0         (684,691)           (684,691)
                                  ---------    -----------     ---------------    -------------     ---------------

BALANCE, NOVEMBER 30, 1999        8,536,930    $       854     $     1,227,145    $  (1,474,274)    $      (246,275)
                                  =========    ===========     ===============    =============     ===============




The accompanying notes are an integral part of these financial statements.

INFOCALL COMMUNICATIONS CORP.
STATEMENTS OF CASH FLOWS

-----------------------------


                                                            For the Nine          For the Twelve
                                                            Months Ended           Months Ended
                                                          November 30, 1999      February 28, 1999
                                                          -----------------      -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                $       (684,691)      $       (616,693)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation                                                     9,449                  6,855
    Stock issued in lieu of cash for
      professional services                                        479,532                363,889
    Changes in assets and liabilities
      affecting operations:
      Trade accounts receivable, net                               (13,680)               (19,200)
      Deferred costs                                               (25,000)                     0
      Accounts payable                                              35,769                 90,109
                                                          ----------------       ----------------
        Net cash used in operating activities                     (198,621)              (175,040)
                                                          ----------------       ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments received from note receivable                            25,000                227,001
  Purchases of property and equipment                              (10,620)                (5,893)
  Payments for security deposits                                    (6,028)                     0
  Payments of capital lease obligation                              (2,974)                     0
  Investment in software development costs                          (1,329)               (51,681)
                                                          ----------------       ----------------
        Net cash provided by investing activities                    4,049                169,427
                                                          ----------------       ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of certificate of deposit                               (50,000)                     0
  Proceeds from line of credit                                      45,000                      0
  Proceeds from loans from shareholder                              11,799                  5,613
  Proceeds received for stock to be issued                         265,000                      0
  Net proceeds from issuance of common stock                        40,000                      0
                                                          ----------------       ----------------
       Net cash provided by financing activities                   311,799                  5,613
                                                          ----------------       ----------------
NET CHANGE IN CASH                                                 117,227                      0

CASH, BEGINNING OF PERIOD                                                0                      0
                                                          ----------------       ----------------
CASH, END OF PERIOD                                       $        117,227       $              0
                                                          ================       ================
SUPPLEMENTAL DISCLOSURE:
  Interest paid during year                               $          1,731       $            577
                                                          ================       ================




The accompanying notes are an integral part of these financial statements.

INFOCALL COMMUNICATIONS CORP.
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 1999 AND FEBRUARY 28, 1999
---------------------------------------

A.   ORGANIZATION

     Infocall Communications Corp. (the Company), was incorporated in the State of Florida on February 1, 1993. The Company is engaged in the operations of providing various human resources and financial consulting services to the technology industry in the Washington D.C. metropolitan area and to a broader market using the Internet.

B.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of accounting - The accounts of the Company are maintained on the accrual basis of accounting whereby revenue is recognized when earned, and costs and expenses are recognized when incurred.

     Use of estimates - Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from those estimates.

     Accounts receivable - The Company uses the allowance method to account for amounts, if any, of its accounts receivable which are considered uncollectible.

     Property and equipment - Property and equipment are stated at cost. Depreciation and amortization is determined using the straight-line method over estimated useful lives ranging from three to five years.

     Revenue recognition - Revenue is principally derived from customer contracts for employment searches, employee leasing and employee placement fees, and is recognized when the services have been rendered.

     Advertising - Advertising costs are charged to operations as incurred. For the nine months ended November 30, 1999 and the year ended February 28, 1999, amounts charged to operations were $137,623 and $5,926, respectively.

     Deferred costs   Deferred costs consist of capitalized
professional fees related to potential acquisitions.

     Software development costs - SOP 98-1, Accounting for
Costs of Computer Software Developed or Obtained for Internal
Use, requires capitalization of external direct costs of materials and services consumed in developing or obtaining internal-use software. The Company had software development costs of $38,010 and $51,681 at November 30, 1999 and February 28,
1999, respectively.

     Income Taxes - The Company, a C-corporation, accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are

INFOCALL COMMUNICATIONS CORP.
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 1999 AND FEBRUARY 28, 1999
---------------------------------------


B.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

established when necessary to reduce deferred tax assets to the amount expected to be realized. The principal differences are the utilization of the cash method of accounting for income tax purposes versus the accrual method of accounting for financial reporting purposes, net operating loss and contribution carryforwards and the use of accelerated depreciation methods to calculate depreciation expense for income tax purposes.

     Stock-based compensation   In October 1995, the FASB
issued SFAS No. 123, Accounting for Stock-Based Compensation, which encourages companies to recognize expense for stock-based awards based on their estimated fair value on the grant. SFAS is effective beginning with the year ending December 31, 1996. SFAS No. 123 permits companies to account for stock-based compensation based on provisions prescribed in SFAS No. 123 or based on the authoritative guidance in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to
Employees. The Company has elected to continue to account for its stock based compensation in accordance with APB 25 which uses the intrinsic value method, however, as required by SFAS No. 123, the Company has disclosed the pro forma impact on the financial statements assuming the measurement provisions of SFAS No. 123 had been adopted. The Company accounts for all other issuances of equity instruments in accordance with SFAS No. 123.

     Net loss per common share   The Company reports basic and
diluted earnings per share (EPS) according to the provisions of SFAS No. 128, Earnings Per Share. SFAS No. 128 requires the presentation of basic EPS and, for companies with complex capital structures, diluted EPS. As the Company has common stock and common stock equivalents outstanding, basic and diluted EPS are presented. Basic EPS excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed by dividing net income
(loss) available to common stockholders, adjusted by any convertible preferred dividends; the after-tax amount of interest recognized in the period associated with any convertible debt; and any other changes in income or loss that would result from the assumed conversion of those potential common shares, by the weighted number of common shares and common share equivalents (unless their effect is anti-dilutive) outstanding.

     Capital Structure   SFAS No. 129, Disclosure of
Information about Capital Structure, requires a summary presentation of the pertinent rights and privileges of the various securities outstanding. The Company's outstanding stock is completely comprised of voting common stock. There are no other rights or privileges to disclose. In addition, entities are required to disclose the number of shares issued upon conversion, exercise, or satisfaction of required conditions during the periods presented.

     Comprehensive Income - Effective for financial statements for periods ending after December 15, 1997, the Financial Accounting Standards Board (FASB) issued Statements of
Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive income and its components. Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources. Entities that do not have items of other comprehensive income in any period

INFOCALL COMMUNICATIONS CORP.
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 1999 AND FEBRUARY 28, 1999
---------------------------------------


B.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

presented are not required to report comprehensive income, accordingly the Company has not made any such disclosure in the statements presented herein.

     Segment Information   Effective for financial statements
for periods beginning after December 15, 1997, the FASB issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. This pronouncement requires public enterprises to report certain information about operating segments, including products and services, geographic areas of operations, and major customers. The Company has determined that it does not have any separately reportable business segments for the nine months ended November 30, 1999 and the year ended February 28, 1999.

     Change in year-end - The Company, which previously reported on a fiscal year ending February 28, changed their reporting period to a fiscal year ending November 30, 1999.

  NEW ACCOUNTING PRONOUNCEMENTS:

     Derivatives Instruments and Hedging Activities   In June
1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. It establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The FASB has recently issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities- Deferral of Effective Date of FASB Statement No. 133. The Statement defers for one year the effective date of SFAS No. 133. Management believes that the adoption of this standard will not have a material effect on the Company's financial position or results of operations.


C.   PROPERTY AND EQUIPMENT

                                        November 30,     February 28,
                                             1999            1999
                                        ------------     ------------
   Equipment                            $    35,055      $    32,435
   Furniture                                  8,000             -
                                        -----------      -----------
                                             43,055           32,435
     Less: accumulated depreciation         (18,809)          (9,360)
                                        -----------      -----------
   Property and equipment, net          $    24,246      $    23,075
                                        ===========      ===========

INFOCALL COMMUNICATIONS CORP.
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 1999 AND FEBRUARY 28, 1999
---------------------------------------


D.   NOTE RECEIVABLE

     On December 31, 1997, the Company sold their investment in a subsidiary to a related party (see Note I) and received a note receivable in the amount of the sale, $260,000. Interest was paid using a rate of 7.67% per annum, compounded semi-annually. At November 30, 1999 and February 28, 1999 the balance of the note receivable was $-0- and $25,000, respectively.

E.   LINE OF CREDIT - BANK

     On September 1, 1999, the Company entered into a line of credit agreement with a local financial institution for a maximum amount of $50,000, which is collateralized by the Company's $50,000 certificate of deposit. The note is payable on demand with an expiration date of September 1, 2000. Interest accrues at an annual rate of 1.00% over the Prime Lending Rate, which is published in the Wall Street Journal. At November 30, 1999, the interest rate to be applied to the unpaid balance was 9.25%. The Company is required to make monthly payments of accrued interest only, unless demanded by the financial institution or the note matures. The balance was $45,000 and $-0- as of November 30, 1999 and February 28, 1999, respectively.

F.   NOTE PAYABLE

     The Company has a note payable, with an original amount of $12,245, due to a finance company for the acquisition of an office copier. The Company expects to repay the obligation within the following year.

G.   LIABILITY FOR STOCK TO BE ISSUED

     The amount due of $309,280 at November 30, 1999 represents stock to be issued to individuals in which the Company has received payment and stock to be issued to individuals for services rendered during the nine months ended November 30, 1999.

     The Company, in December 1999, has issued the shares represented by the liability for stock to be issued, as noted above.

H.   INCOME TAXES

     The benefit for income taxes for the nine months ended
November 30, 1999 and the year ended February 28, 1999 is as follows:

                                    November 30,     February 28,
                                         1999            1999
                                   ------------     ------------
  Current                          $    -           $     -
  Deferred                              -                 -
                                   ------------     ------------
  Total benefit for income taxes   $    -           $    -
                                   ============     ============

INFOCALL COMMUNICATIONS CORP.
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 1999 AND FEBRUARY 28, 1999
---------------------------------------


H.   INCOME TAXES (Continued)

        A reconciliation of income tax at the statutory rate to the Company's effective rate is as follows for the periods ended:


                                                 November 30,     February 28,
                                                     1999            1999
                                                 ------------     ------------
      Computed at the expected statutory rate    $  (232,795)     $   (209,676)
      State income tax - net of Federal
        tax benefit                                  (27,388)          (24,668)
      Stock discount valuation differences             68,560           57,319
      Other, net                                        1,054            1,366
      Less valuation allowance                        190,569          175,659
                                                  -----------     ------------
         Total benefit for income taxes           $    -          $     -
                                                  ===========     ============


     Deferred tax assets and liabilities at November 30, 1999 and February 28, 1999 were as follows:

                                             November 30,     February 28,
                                                  1999            1999
                                             ------------     ------------

      Deferred tax assets:
        Net operating loss carryforwards     $   354,232      $   192,297
        Contribution carryforwards                   361              361
        Accrual to cash conversion
          differences - accounts payable          46,675           33,243
        Stock issuance liability                  16,809             -
        Depreciation and amortization              7,140            3,553
                                             -----------      -----------
              Gross deferred tax assets          425,217          229,454

        Deferred tax liabilities:
          Accrual to cash conversion
            differences - trade receivables      (12,482)          (7,288)
                                             -----------      -----------
          Valuation allowance                   (412,735)        (222,166)

      Net deferred taxes                     $      -         $      -
                                             ===========      ===========


     The Company has available at November 30, 1999 approximately $933,000 of unused operating loss carryforwards that may be applied against future taxable income that expire in years 2008 through 2019. Certain tax returns have not been filed since February 28, 1995 and therefore net operating loss and contribution carryforwards may not be available

INFOCALL COMMUNICATIONS CORP.
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 1999 AND FEBRUARY 28, 1999
---------------------------------------


I.   RELATED PARTY TRANSACTIONS

     The President of the Company has loaned the Company money to fund current operations. At November 30, 1999 and February
28, 1999 the Company was indebted to the President for $41,616 and $29,817, respectively.

     The note receivable (see Note D) is due from a company controlled by a party related to the President. As of November
30, 1999 and February 28, 1999 the balance of the note receivable was $-0- and $25,000, respectively.

     The President was compensated for services rendered for the periods ended November 30, 1999 and February 28,1999 through the issuance of 200,000 and 1,000,000 shares of restricted, Rule 144(A), common stock. Those shares were valued at $140,910 and $114,897, and is included in Operating Expenses on the Statement of Operations for the periods ended November 30, 1999 and February 28, 1999, respectively.

J.   COMMITMENTS AND CONTINGENCIES

     Operating leases

     The Company subleased office space in Vienna, Virginia which ended September 1, 1999. Terms of the sublease agreement required monthly rental payments of $2,600, plus the Company's proportionate share of operating costs of the sublessor.

     In November 1999, the Company entered into a new office space lease in Vienna, Virginia. Terms of the lease agreement
require twelve (12) monthly rental payments of $4,634.   If the
term is extended after the initial lease period, monthly payments will be increased by 3% and the Company will be liable for its proportionate share of the landlord's operating expenses.
Minimum future lease commitments under this agreement for the year ending November 30, 2000 is $50,974.

     Rent expense for the nine months ended November 30, 1999 and the year ended February 28, 1999 was $21,759 and $27,590, respectively.

     Capital lease obligations

     The Company leases certain equipment held under capital lease agreements expiring in 2001. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are amortized over their estimated productive lives. Amortization of assets under capital leases is included in depreciation and amortization expense.

     Future minimum lease payments due under the capital lease agreement as of November 30, 1999 are as follows:

INFOCALL COMMUNICATIONS CORP.
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 1999 AND FEBRUARY 28, 1999
---------------------------------------


J.   COMMITMENTS AND CONTINGENCIES (continued)


        Year ending November 30:
        2000                              $     5,680
        2001                                    4,262
                                           ----------
        Total minimum lease payments            9,942
          Less: amount representing
            interest                           (1,375)
                                           ----------
                                                8,567
        Less: current portion                  (4,589)
                                           ----------
                                           $    3,978
                                           ==========

     Contract

     The Company entered into an agreement in December 1996 to receive an amount equal to the principal sum of $1,000,000 in long distance telephone services at the Interstate rate of between $0.07 and $0.09 per minute (price guaranteed for up to twelve (12) months from the date of the agreement). In consideration, the Company has offered 500,000 Rule 144 common shares, which is redeemable on an equal pro rata basis to the use of long distance telephone service. The actual quantity of shares that shall be exchanged is predicated upon the value of the common stock at point of exchange for telecommunications time used. The agreement has several termination clauses, however, the contract has an ultimate expiration date of December 2001.
As of November 30, 1999 and February 28, 1999, the Company did not use any telecommunications services relating to the agreement.

K.   CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash. The Company maintains its cash account with a commercial bank located in Virginia. Cash balances are insured by the Federal Deposit Insurance Corporation, up to $100,000 per financial institution. At November 30, 1999 and February 28, 1999, the Company had no uninsured cash balances.

     During the periods ended November 30, 1999 and February
28, 1999, revenue was generated from major customers in amounts exceeding 10% of total revenues as follows:

INFOCALL COMMUNICATIONS CORP.
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 1999 AND FEBRUARY 28, 1999
---------------------------------------


K.  CONCENTRATION OF CREDIT RISK (continued)


                      November 30, 1999                  February 28, 1999
             ---------------------------------    ------------------------------


                                   Accounts                           Accounts
                                   Receivable                         Receivable
             Revenue       %       Balance        Revenue       %     Balance
             --------     ---      ----------     -------      ---    ----------

Customer 1   $ 70,600     18%      $    5,200     $ 19,680     34%    $    9,600

Customer 2   $208,080     53%      $   10,000     $   -         -%    $     -

Customer 3   $ 70,000     18%      $   15,680     $   -         -%    $     -

Customer 4   $   -         -%      $     -        $  8,750     15%    $     -



L.   COMMON STOCK ISSUED IN LIEU OF CASH COMPENSATION

     The Company has issued Rule 144(A), restricted stock in lieu of cash for compensation of certain employees and consultants. Due to the one (1) year restriction placed on the stock and therefore the resulting lack of marketability, the Company has elected to discount the value of the restricted stock by 14.6% of the fair value of non-restricted trading stock at the grant date.

     Had compensation expense been determined based on the fair value of the stock granted at the grant dates consistent with the method of accounting under SFAS 123, the Company's net loss and net loss per share would not have changed.

     The total compensation cost, related to these stock issuances, recognized for the nine months ended November 30, 1999 and the year ended February 28, 1999 is $479,532 and $363,889, respectively, and is included in operating expenses on the Statement of Operations.

M.   NET LOSS PER COMMON SHARE

     As required by SFAS No. 128, the following is a reconciliation of the basic and diluted EPS calculations for the periods presented:


                                        November 30,     February 28,
                                            1999            1999
                                        ------------     --------------
    Net loss (numerator)                $   (684,691)     $    (616,693)
    Weighted average share
     (denominator)                         7,767,629          6,727,763
    Basic net loss per share            $       (.09)      $       (.09)
    Dilutive shares
     (denominator)                         7,767,629          6,727,763
    Diluted net loss per share          $       (.09)      $       (.09)

INFOCALL COMMUNICATIONS CORP.
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 1999 AND FEBRUARY 28, 1999
---------------------------------------


M.   NET LOSS PER COMMON SHARE (continued)

     As required by the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 98, the above calculation of EPS is based on SFAS No. 128, Earning Per Share. Thus, 130,000 purchase warrants granted during the nine months ended November 30, 1999 are not included in the calculation of diluted EPS as their inclusion would be antidilutive. No purchase warrants were granted during the year ended February 28, 1999. In addition, the Company is liable to issue 1,026,800 shares of common stock and 700,000 purchase warrants related to cash received and services rendered for the nine months ended November 30, 1999.

N.    OPERATING LOSSES

      The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has sustained substantial costs in implementing its action plan, as outlined in its business plan in recent years.
In addition, the Company used substantial amounts of working capital in funding these costs. At November 30, 1999, current liabilities exceed current assets by $26,301. (See NOTE O).

      In view of these matters, the ability of the Company to continue as a going concern is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations. Management believes that the costs incurred to implement its action plans and develop its infrastructure, as outlined in its business plan, are substantially complete. The costs incurred primarily resulted in the net losses referred to above. Management believes it can now focus on generating revenues and this will provide the opportunity for the Company to continue as a going concern.


O.   SUBSEQUENT EVENTS

     On December 13, 1999, the Company raised $300,000 in additional working capital in exchange for 600,000 shares of restricted, (Rule 144(A)), common stock to be issued. The use of the $300,000 is not restricted and it is available to fund general operations as necessary.

   No dealer, salesman or other
person is authorized to give any
information or to make any
representations not contained in
this Prospectus in connection with
the offer made hereby, and, if
given or made, such information or
representations must not be relied
upon as having been authorized by
Phoenix.  This Prospectus does not
constitute an offer to sell or a
solicitation to an offer to buy the
securities offered hereby to any
person in any state or other
jurisdiction in which such offer or
solicitation would be unlawful.
Neither the delivery of this
Prospectus nor any sale made
hereunder shall, under any
circumstances, create any
implication that the information
contained herein is correct as of
any time subsequent to the date
hereof.




    TABLE OF CONTENTS
                                    Page
                                    ----
Additional Information..............  3               INFE.COM, INC.
Prospectus Summary..................  4
The Offering........................  6
Summary Financial Data..............  7
Risk Factors........................  9
Price Range of Common Stock......... 18
Use of Proceeds..................... 19
Determination of Offering
Price............................... 19
Dividend Policy..................... 19              9,610,100 SHARES
Management's Discussion and
Analysis............................ 20
Business............................ 25
Management.......................... 29
Principal Shareholders.............. 33
Selling Shareholders................ 34
Certain Transactions................ 37
Description of Securities........... 38
Indemnification..................... 40                 PROSPECTUS
Shares Eligible for Future Sale..... 40
Plan of Distribution................ 41
Legal Matters....................... 42
Experts............................. 42
Where You Can Find More Information. 42
Financial Statements................ F-1



                               September 14, 2000

                             PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 11 of the Company's Amended and Restated Articles of Incorporation provides that the Company shall indemnify its officers and directors to the fullest extent permitted by law.

     The Company's Bylaws and the Florida Business Corporation Act provide for indemnification of directors and officers against certain liabilities. Pursuant to the Company's Bylaws, officers and directors of the Company are indemnified, to the fullest extent available under Florida law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was an officer, director, employee or agent of the Company. The Company may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by the Company.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     We estimate that expenses in connection with this Registration Statement will be as follows:

SEC registration fee            $ 1,829.27
Legal fees and expenses         $30,000.00
Accounting fees and expenses	   $13,500.00
Miscellaneous                   $ 1,970.73

Total                           $47,300.00


ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES


Date      Name                                     # of Shares     Total Price
----      ----                                     -----------     -----------

5/12/98   Brenda Cordova                                20,000         (1)
5/12/98   Gus Mechalas                                 200,000         (2)
6/19/98   Thomas M. Richfield                        1,000,000         (2)
1/28/99   William R. DeRosa Family Trust               150,000         (3)
4/15/99   Steven C. Hursey                              30,000       $15,000
6/11/99   William R. DeRosa Family Trust               250,000         (3)
6/11/99   Thomas M. Richfield                          200,000         (4)
6/11/99   Carl Shade & Sharon Fitzsimmons JTWROS        15,000         (5)
6/11/99   Gus Mechalas                                 150,000         (4)
10/12/99  Ronald J. Everett                            100,000       $25,000
12/17/99  CRC International Inc                         40,000         (6)
12/17/99  Arthur D. Viola                               60,000         (7)
12/17/99  Joseph F. Rinaldi III                         20,000         (8)




12/17/99  John M. Hughes                                 5,000         (7)
12/17/99  Douglas M. Larkin                              5,000         (7)
12/17/99  Elizabeth C. Sara                              5,000         (7)
12/22/99  William R. DeRosa Family Trust               350,000         (3)
12/22/99  Carl Shade & Sharon Fitzsimmons JTWROS       139,100       $25,000(9)
1/13/00   Bill Nesmith                                  12,500        (10)
1/13/00   Peter J. Frugone                              10,500        (10)
1/13/00   Gino M. DiClemente                             2,000        (10)
3/17/00   Capital Media Group                          250,000         (7)
3/17/00   Interactive Business Channel                 256,401        (11)
3/17/00   National Financial Communications Corp.      125,000        (12)
3/17/00   Robert Marks Co Inc.                         125,000        (12)
3/17/00   Madden Consulting, Inc.                       25,000        (13)
4/3/00    Marathon Consulting Corporation               50,000        (14)
4/7/00    IBF Consulting LTD                           200,000        (15)
4/11/00   ClubComputer.com, Inc.                       250,000        (16)
4/20/00   Interactive Business Channel                 175,000        (11)
5/25/00   John Curry & Lisa Curry JTWROS                15,470        (17)
5/26/00   Joe C Pilgrim TTEE Apria Investments
            Defined Benefit Pension Plan                15,000       $15,000
5/26/00   Scott R. Bittl                                20,000       $20,000
5/26/00   Thomas M. Bruce                               12,000       $12,000
5/26/00   John Curry & Lisa Curry JTWROS                50,000       $50,000
5/26/00   Lee E. Davis II                                5,000        $5,000
5/26/00   Garrick Der                                   10,000       $10,000
5/26/00   Mary A. Eubanks                               10,000       $10,000
5/26/00   Donald J. Hall, Jr.                            4,000        $4,000
5/26/00   J. Hoyt Hayes, Jr.                            30,000       $30,000
5/26/00   Richard W. Hoyt                               10,000       $10,000
5/26/00   Rick Hunts                                    10,000       $10,000
5/26/00   Chad M. Kammerer                              20,000       $20,000
5/26/00   Philip W. Kilgore                             10,000       $10,000
5/26/00   E. Howard King, Jr.                           15,000       $15,000
5/26/00   Michael Kovalchik                             10,000       $10,000
5/26/00   Robert K. McConnel & Barbara
            McConnel JTWROS                             20,000       $20,000
5/26/00   Dean A. Mitchell                              10,000       $10,000
5/26/00   Harold S. Mohn, Sr.                           20,000       $20,000
5/26/00   Gerald J. Napolitano                          10,000       $10,000
5/26/00   Gerard A. Napolitano                          25,000       $25,000
5/26/00   Jeffrey A. Neal                               10,000       $10,000
5/26/00   Nellysford.com, LLC                           10,000       $10,000
5/26/00   Larry T. Shaffer, Jr.                         15,000       $15,000
5/26/00   Ronnie Stanfill                               30,000       $30,000
5/26/00   Kory Swekla                                   10,000       $10,000
5/26/00   Crews Turner Construction Profit
            Sharing Plan FBO William P. Turner          10,000       $10,000
5/26/00   S. Greg Waughn                                 5,000        $5,000
5/26/00   Gary R. Wood                                  10,000       $10,000
5/26/00   David M. Zani                                  5,000        $5,000
6/1/00    Richard A. Cooper                             76,190       $40,000


6/1/00    Charles Dunn                                  47,620       $20,000
6/1/00    Charles Riviere                               76,190       $40,000
6/5/00    William R. DeRosa Family Trust               500,000      $250,000
6/15/00   Archer Systems Limited Inc.                  300,000        (18)
6/19/00   Richard Sullivan                             100,000        (19)
6/26/00   William R. DeRosa Family Trust               500,000      $250,000
6/26/00   William R. DeRosa Family Trust               200,000         (3)
7/6/00    Adam Taylor                                   70,000         (20)
7/25/00   Eric Majors                                  100,000      $10,000(21)
8/14/00   ClubComputer.com, Inc.                       300,000         (16)
8/14/00   CNET Networks, Inc.                          500,000         (16)
______________________



1)	 Issued in lieu of cash for services rendered to INFe.com, Inc.
2)	 Compensation for the year ended February 28, 1999
3)	 Pursuant to a  Consulting Agreement dated November 11, 1998
4)	 Compensation for the nine months ended November 30, 1999
5)	 Pursuant to a Consulting Agreement dated September 24, 1999
6)	 Compensation for 2 years of advisory board services
7)	 Issued in lieu of cash for consulting services rendered to
    INFe.com, Inc.
8)	 Compensation for advisory board services
9) 	100,000 shares sold at $25,000 and 39,100 shares issued
    pursuant to a Consulting Agreement dated September 24, 1999
10)	Pursuant to a Consulting Agreement dated December 15, 1999
11)	Pursuant to a Consulting Agreement dated March 7, 1999
    and a Modification to Consulting Agreement dated March 7, 1999
12)	Pursuant to a Consulting Agreement dated March 13, 2000
13)	Pursuant to a Consulting Agreement dated March 10,
    2000 and letter revising agreement dated June 19, 2000
14)	Pursuant to a Consulting Agreement dated March 28, 2000
15)	Pursuant to a Share Exchange Agreement dated March 20, 2000
16)	Pursuant to an Agreement for Sale of Assets of
    ClubComputer.com, Inc dated April 1, 2000; an addendum to
    the Agreement for Sale of Assets of ClubComputer.com, Inc.
    dated August 9, 2000; and an letter dated August 9, 2000
17)	Issued in lieu of cash for finder fees
18)	Pursuant to a Strategic Alliance Agreement dated May
    18, 2000
19)	Pursuant to a Consulting Agreement dated June 9, 2000
    and Addendum to Consulting Agreement dated August 10, 2000
20)	Pursuant to an Employment Agreement dated April 26, 2000
21)	Shares issued upon exercised of options


                         ITEM 27. EXHIBITS

(2.1)	  Agreement for Sale of Assets of ClubComputer.com,
        Inc. dated April 3, 2000. (1)
(2.2)	  Addendum to Agreement for Sale of Assets of
        ClubComputer.com, Inc. dated August 9, 2000. *
(2.3)	  Letter dated August 9, 2000 related to issuance of
        the Company's common stock in connection with the purchase of ClubComputer.com, Inc.*
(2.4)	  Agreement for Sale of Assets of Placeum.com Division
        of International Data Operations, Inc. dated July 19, 2000. *

(2.5)	  Bill of Sale and Assignment dated July 19, 2000
        between International Data Operations, Inc., and INFe.com, Inc.*
(3.1)   Articles of Incorporation of Infocall Communications Corp.(2)
(3.2)	  Articles of Amendment to Articles of Incorporation of
        Infocall Communications Corp.(3)
(3.3)	  Bylaws of Infocall Communications Corp.(4)
(3.4)	  Amended and Restated Articles of Incorporation of
        Infocall Communications Corp.*
(4.1)	  Specimen Common Stock Certificate.*
(4.2)	  Specimen Warrant Certificate.*
(5.1)	  Opinion of Law Office of L. Van Stillman, P.A. as to
        legality of securities being registered.*
(10.1)	 Strateginet Corporation Convertible Subordinated
        Debenture dated May 12, 2000.*
(10.2)	 Guaranty of Strateginet Corporation dated May 12, 2000.*
(10.3)	 Share Exchange Agreement between the Company and IBF
        Consulting LTD dated March 20, 2000.*
(10.4)	 Consulting Agreement between the Company and Madden
        Consulting, Inc. dated March 10, 2000.*
(10.5)	 Letter Revising Agreement between the Company and
        Madden Consulting, Inc. dated  June 19, 2000.*
(10.6)	 Consulting Agreement between the Company and RTS
        Investor Relations dated June 9, 2000.*
(10.7)	 Addendum to Consulting Agreement between the Company
        and RTS Investor Relations dated August 10, 2000.*
(10.8)	 Consulting Agreement between the Company and Bill
        DeRosa dated November 11, 1998.*
(10.9)	 Consulting Agreement between the Company and Electra
        Capital dated December 15, 1999.*
(10.10)	Consulting Agreement between the Company and BC
        Pictures Ltd. dated June 1, 2000.*
(10.11)	Consulting Agreement between the Company and Matthew
        Marcus dated March 29, 2000.*
(10.12)	Consulting Agreement between the Company and Marathon
        Consulting Corporation dated march 28, 2000.*
(10.13)	Consulting Agreement between the Company and Scott
        Neil dated March 22, 2000.*
(10.14)	Consulting Agreement between the Company and World of
        Internet.com AG dated March 26, 2000.*
(10.15)	Consulting Agreement between the Company and National
        Financial Communications Corp. dated March 13, 2000.*
(10.16)	Strategic Alliance Agreement between the Company and
        Archer Systems Limited, Inc. dated May 18, 2000.*
(10.17)	Consulting Agreement between the Company and
        Interactive Business Channel dated March 7, 1999.*
(10.18)	Modification to Consulting Agreement between the
        Company and Interactive Business Channel dated March 7, 1999.*
(10.19)	Lease Agreement between the Company and Tycon Tower
        Investment Limited Partnership dated October 29, 1999.*
(10.20)	Lease Agreement between the Company and Vantas Boca
        Raton, Inc. dated march 29, 2000.*
(10.21)	Thomas R. Richfield Employment Agreement dated
        January 1, 2000.*

(10.22)	Amendment to Thomas R. Richfield Employment Agreement
        dated July 12, 2000.*
(10.23) Gus Mechalas Employment Agreement dated January 1, 2000.*
(10.24) Adam Taylor Employment Agreement dated April 26, 2000.*
(10.25)	David N. Webster II Employment Agreement dated
        December 15, 1999.*
(10.26)	Eric Majors Employment Agreement dated January 24, 2000.*
(10.27)	Harold Mohn Employment Agreement dated March 3, 2000.*
(10.28)	Form of Subscription Agreement.*
(21.1)	 Subsidiaries of the Registrant.*
(23.1)	 Consent of Hoffman, Fitzgerald and Snyder, PC. *
(23.3)	 Consent of Law Office of L. Van Stillman included in Exhibit 5 hereto.*
(24.1)	 Power of Attorney (included on signature page).

---------------------
* Filed herewith

(1)	    Incorporated by reference from Exhibit 2.1 filed with
        the Company's Current Report on Form 8-K filed April 27, 2000.
(2)	    Incorporated by reference from Exhibit 3(i) filed with
        the Company's Report on Form 10SB12G filed December 30, 1999.
(3)	    Incorporated by reference from Exhibit 3(i)(1) filed
        with the Company's Report on Form 10SB12G filed December 30,
        1999.
(4)	    Incorporated by reference from Exhibit 3(ii) filed with
        the Company's Report on Form 10SB12G filed December 30, 1999


                 ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

The Company hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration
Statement to:

        i.   Include any prospectus required by Section
             10(a)(3) of the Securities Act;
       ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.
      iii. Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)  For determining any liability under the Securities
Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(5)  For determining any liability under the Securities
Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.


                          Signatures

In accordance with the requirements of the Securities Act of 193, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vienna state of Virginia, on September 14, 2000.

                               INFE.COM, INC.

                               By:     /s/ Thomas Richfield
                                  -------------------------------
                                  Thomas Richfield
                                  President, Chief Executive
                                  Officer, and Chairman of the
                                  Board of Directors


    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 14, 2000.

By:	/s/ Thomas Richfield              		President, CEO and Chairman of
   -------------------------------      the Board of Directors
        Thomas Richfield

By:     /s/ Harold Mohn                 Chief Financial Officer
   -------------------------------
       	Harold Mohn

By:	/s/ Gus Mechalas	                  	Executive Vice President, Chief
   -------------------------------      Technology Officer and Director
        Gus Mechalas

By:	/s/ James Feeney		Director
   -------------------------------
       	James Feeney